Exhibit 10.1

BRANCH PURCHASE AND ASSUMPTION AGREEMENT

by and between

LIBERTY NATIONAL BANK

and

THE NATIONAL BANK AND TRUST COMPANY

July 25, 2006

PURCHASE AND ASSUMPTION AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS	1
2.	PURCHASE AND ASSUMPTION.	3
2.01	Purchase and Sale of Assets	3
2.02	Transfer of Assets	3
2.03	Acceptance and Assumption	4
2.04	Payment of Funds	4
3.	CONDUCT OF THE PARTIES PRIOR TO CLOSING.	6
3.01	Covenants of Seller	6
3.02	Covenants of Purchaser	8
3.03	Covenants of Both Parties	9
4.	REPRESENTATIONS AND WARRANTIES.	9
4.01	Representations and Warranties of Seller	9
4.02	Representations and Warranties of Purchaser	11
5.	ACTIONS RESPECTING EMPLOYEES AND PENSION AND EMPLOYEE BENEFIT PLANS.	12
5.01	Actions to be Taken by Purchaser	12
5.02	Actions to be Taken by Seller	13
5.03	Actions to be taken by Seller and Purchaser	13
5.04	Continuing Rights to Amend or Terminate	13
6.	CONDITIONS PRECEDENT TO CLOSING	14
6.01	Conditions to Seller’s Obligations	14
6.02	Conditions to Purchaser’s Obligations	14
6.03	Non-Satisfaction of Conditions Precedent	16
7.	CLOSING	16
7.01	Closing and Closing Date	16
7.02	Seller’s Actions at Closing	16
7.03	Purchaser’s Actions at Closing	17
7.04	Methods of Payment	18
7.05	Availability of Closing Documents	18
7.06	Effectiveness of Closing	18
8.	CERTAIN TRANSITIONAL MATTERS	19
8.01	Transitional Action by Purchaser	19
8.02	Transitional Action by Seller	21
8.03	Post Closing Adjustments.	21
8.04	Post Closing Reconciliation.	22
9.	GENERAL COVENANTS AND INDEMNIFICATION	23
9.01	Information After Closing	23
9.02	Confidentiality Obligations of Purchaser	23
9.03	Confidentiality Obligations of Seller	23
9.04	Indemnification by Seller	24
9.05	Indemnification by Purchaser	24
9.06	Claims for Indemnity	24
9.07	Limitations on Indemnification	25
9.08	Solicitation of Customers by Purchaser Prior to Closing.	25
9.09	Solicitation of Customers by Seller After Closing	25
9.10	Further Assurances	25
9.11	Right to Intervene.	25
9.12	[Reserved]	26
10.	TERMINATION	26
10.01	Termination by Mutual Agreement	26
10.02	Termination by Seller	26
10.03	Termination by Purchaser	26
10.04	Effect of Termination	26

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11.	MISCELLANEOUS PROVISIONS.	27
11.01	Expenses	27
11.02	Certificates	27
11.03	Termination of Representations and Warranties	27
11.04	Transfer of Loans Without Recourse	27
11.05	Limitation and Disclaimer of Representations and Warranties	27
11.06	Waivers	27
11.07	Notices	28
11.08	Parties in Interest; Assignment; Amendment.	28
11.09	Headings	28
11.10	Terminology	28
11.11	Flexible Structure	29
11.12	Written Action	29
11.13	Press Releases	29
11.14	Entire Agreement	29
11.15	Governing Law	29
11.16	Counterparts	29

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BRANCH PURCHASE AND ASSUMPTION AGREEMENT

This Agreement (“Agreement”), is made as of the 25th day of July, 2006, by and between Liberty National Bank, a national banking association with its principal office located at 118 South Main Street, Ada, Ohio (“Purchaser”), and The National Bank and Trust Company, a national banking association with its principal office located at 48 N. South Street, Wilmington, Ohio (“Seller”).

WHEREAS, Seller desires to sell certain of its branch locations and assets to Purchaser wherein Purchaser would assume certain liabilities associated therewith; and

WHEREAS, Purchaser has determined that it would be in its best interest to acquire certain of Seller’s branch locations and assets and assume certain liabilities associated therewith; and

WHEREAS, Seller and Purchaser wish to provide for certain undertakings, conditions, warranties, representations and covenants in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual promises hereinafter contained and other good and valuable consideration, the parties hereto do, agree as follows:

1.	DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings given to them in this Article 1 unless defined elsewhere in this Agreement.

1.01 “Accounts” means Loans and Deposit Accounts.

1.02 “ACH” means automated clearing house.

1.03 “Acquisition” has the meaning assigned to such term in Section 2.01 hereof.

1.04 “Acquisition Consideration” has the meaning assigned to such term in Section 2.04(a) hereof.

1.05 “Affiliate” means with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or by contract or otherwise.

1.06 “Agreement” has the meaning such term is given in the introductory paragraph to this Agreement.

1.07 “Assets” has the meaning assigned to such term in Section 2.01 hereof.

1.08 “Branch Employees” means all officers and employees assigned to each Branch as of the Closing Date (including full-time and part-time employees and any employees then on temporary leave of absence for military service, medical or disability or other approved purposes).

1.09 “Branches” means the facilities listed on Schedule 1.10 attached hereto.

1.10 “Business Day” means any day other than a Saturday, Sunday or a day in which Seller is closed in accordance with the laws of the State in which the Seller’s principal office is located or the United States of America. Any action, notice or right which is to be taken or given or which is to be exercised or lapse on or by a given date which is not a Business Day may be taken, given or exercised, and shall not lapse, until the next Business Day following.

1.11 “Cash Payment” means the amount of cash to be paid at Closing determined in accordance with Exhibit 2.04(e) hereto.

1.12 “Closing” and “Closing Date” have the meanings assigned to such terms in Section 7.01 hereof.

1.13 “Deposit Accounts” includes, without limitation, passbook accounts, statement savings accounts, money market accounts, checking, and NOW accounts, IRAs, and certificates of deposit and shall include any overdrawn Deposit Account not otherwise covered by an overdraft protection plan (unless such overdraft is unpaid for a period exceeding 30 days prior to the close of business on the Closing Date.

1.14 “Deposit Liabilities” means all of Seller’s obligations, duties and liabilities of every type and character relating to all Deposit Accounts, which, as reflected on the books of Seller as of the close of business on the Closing Date, are attributable to the Branches and the “obligations, duties and liabilities” referred to in the immediately preceding sentence include, without limitation, the obligation to pay and otherwise process all Deposit Liabilities in accordance with applicable law and their respective contractual terms, and the duty to supply all applicable reporting forms for post-Closing periods including, without limitation, Internal Revenue Service reporting forms, relating to the Deposit Liabilities. With regard to each IRA included within the Deposit Liabilities, Purchaser shall also assume the plan pertaining thereto and the trustee or custodial arrangement in connection therewith.

1.15 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.16 “Environmental Laws” means any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Entity pertaining to the environment heretofore or currently in effect in any and all jurisdictions in which the Company is conducting or at any time has conducted business, or where any of the Assets are located, or where any hazardous substances generated by or disposed of by the Company are located. “Environmental Laws” shall include, but not be limited to, the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act, as amended, RCRA, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, and all other laws, statutes, ordinances, rules, regulations, orders and determinations of any Governmental Entity relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and (c) exposure to hazardous, toxic or other substances alleged to be harmful. The terms “hazardous substance,” “release” and “threatened release” have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that, to the extent the laws of the state in which any Assets are or were located currently provide for a meaning for “hazardous substance,” “release,” “solid waste,” or “disposal” which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

1.17 “Final Payment Amount” means the amount of such payment determined in accordance with Exhibit 7.04(d) hereto.

1.18 “Inclearing Period” has the meaning assigned to such term in Section 8.04 hereof.

1.19 “IRAs” means Individual Retirement Accounts.

1.20 “Loans” has the meaning assigned to such term in Section 2.02(e) hereof.

1.21 “Permitted Exceptions” means with respect to any Real Estate, (a) statutory liens for taxes and special assessments not yet delinquent, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record that do not materially interfere with the current use of such Asset, (c) any and all provisions of any ordinance, municipal regulation or public law, and (d) other matters to which like properties commonly are subject which do not, individually or in the aggregate, materially interfere with the current use of such Asset.

1.22 “Paper Items” has the meaning assigned to such term in Section 8.04 hereof.

1.23 “Person” shall mean any individual, corporation, partnership, association, joint venture, trust, estate or unincorporated organization or Governmental Entity.

1.24 “Purchaser” has the meaning assigned to such term in the introductory paragraph to this Agreement.

1.25 “Purchaser’s Defined Contribution Retirement Plan” means the defined contribution plan maintained by Purchaser for the majority of its employees on the date hereof.

1.26 “Purchaser’s Retirement Plan or Plans” means the defined benefit plan or the defined contribution plan, or both, which constitute(s) the retirement program maintained by Purchaser for the majority of its employees on the date hereof.

1.27 “RCRA” means the Resource Conservation and Recovery Act of 1976, as amended.

1.28 “Real Estate” means the real property described on Schedule 2.02(a) hereto.

1.29 “Seller” has the meaning assigned to such term in the introductory paragraph to this Agreement.

1.30 “Subsidiary” means a corporation, partnership, joint venture or other business organization more than 50% of the voting securities of which are beneficially owned or controlled by the indicated parent of such entity.

1.31 “Survey” has the meaning assigned to such term in Section 6.02(g) hereof.

1.32 “Title Commitments” has the meaning assigned to such term in Section 6.02(g) hereof.

1.33 “Waste Materials” means any toxic or hazardous materials or substances, or solid wastes, including asbestos, buried contaminants, chemicals, flammable or explosive materials, radioactive materials, petroleum and petroleum products, and any other chemical, pollutant, contaminant, substance or waste that is regulated by any Governmental Entity under any Environmental Law.

2.	PURCHASE AND ASSUMPTION.

2.01	Purchase and Sale of Assets. At the Closing, Purchaser shall purchase and Seller shall sell the assets used exclusively in or relating exclusively to the banking business of the Branches, pursuant to the terms and conditions set forth herein and subject to the exceptions set forth herein (such assets, as more fully described in Section 2.02 hereof, subject to such exceptions, herein collectively referred to as the “Assets”). The acquisition by Purchaser from Seller of the Branches pursuant to the purchase of the Assets on the terms and conditions set forth herein is sometimes referred to herein as the “Acquisition.”

2.02	Transfer of Assets. Subject to the terms and conditions of this Agreement, Seller shall assign, transfer, convey and deliver to Purchaser, as of the Closing, the Assets, which shall include the following:

(a)	Owned Real Estate. All right, title and interest in and to the real estate described in Schedule 2.02(a) attached hereto, together with all of Seller’s rights in and to all improvements thereon; and

(b)	[Reserved]; and

(c)	Furniture, Fixtures and Equipment. All right, title and interest in and to all furniture, fixtures and equipment located and used at each Branch and owned or (to the extent of Seller’s interest as lessee) leased by Seller, as listed on (and subject to any exceptions noted in) Schedule 2.02(c) attached hereto; and

(d)	[Reserved]; and

(e)	Certain Loans. All loans attributable to and booked at each Branch as of the close of business on the Closing Date (which transfer shall be made without any reserve for possible loan losses), which are described in Schedule 2.02(e) attached hereto; and

(f)	Cash on Hand. All cash on hand at each Branch as of the close of business on the Closing Date; and

(g)	Contracts. All rights of Seller under Deposit Liabilities contracts and all other contracts listed on Schedule 2.02(g) attached hereto.

The following items (the “Excluded Items”) shall be excluded from the Assets:

(i)	Any servicing rights for loans originated by Seller at the Branches but sold with servicing rights retained; and

(ii)	Any non-assignable licenses, permits or contracts; and

(iii)	Any propriety software of Seller or any Affiliate of Seller; and

(iv)	All rights of Seller under any service contracts or similar contracts in effect as of the Closing Date with non-affiliated third-party service providers that are non-assignable or that relate to the operations of other offices of Seller as well as one or both of the Branches; and

(v)	All image capture devices located at the Branches; and

(vi)	All computer equipment located at the Branches; and

(vii)	Seller’s rights in and to the name “The National Bank and Trust Company” and any of Seller’s corporate logos, trademarks, trade names signs, paper stock forms and other supplies containing any such logos, trademarks or trade names, and all other intellectual property of Seller.

Seller shall, at its own cost, remove or cause to be removed the Excluded Items from the Branches on or prior to the Closing Date, except as otherwise agreed upon by Seller and Purchaser.

2.03	Acceptance and Assumption. Subject to the terms and conditions of this Agreement, on and as of the close of business on the Closing Date, Purchaser shall:

(a)	Assets. Receive and accept all of the Assets assigned, transferred, conveyed and delivered to Purchaser by Seller pursuant to this Agreement, including those identified in Section 2.02 above; and

(b)	Deposit Liabilities. Assume and thereafter discharge and pay in full all Deposit Liabilities as set forth in Schedule 2.03(b) hereto, together with all interest accrued and unpaid thereon as of the close of business on the Closing Date, in accordance with the records of Seller relating to the Branch as of the Closing Date.

(c)	Liabilities Under Agreements. Assume and thereafter fully and timely perform and discharge, in accordance with their respective terms, all of the liabilities and obligations of Seller under all escrow, fiduciary, lease or rental agreements sold, assigned or transferred to Purchaser by Seller pursuant to this Agreement; and

(d)	[Reserved]; and

(e)	Other Liabilities. Assume and thereafter fully and timely perform and discharge, as the same may be or become due, all additional liabilities and obligations of Seller, if any, to the extent attributable to the Assets and Deposit Liabilities sold to, assigned to, transferred to and/or assumed by Purchaser pursuant to this Agreement, including liabilities pursuant to a certain repurchase agreement related to a Deposit Liability.

2.04	Payment of Funds. Subject to the terms and conditions hereof, at the Closing:

(a)	Acquisition Consideration. As consideration for the purchase of the Assets, Purchaser shall pay Seller a purchase price equal to the sum of the following (the “Acquisition Consideration”):

(1)	$80,000 for the Real Estate located at 300 Westminster Street, Waynesfield, Ohio; and

(2)	the market value of the Real Estate located in 202 S. Main Street, Ada, Ohio, as determined by a mutually agreed upon appraiser, for such Real Estate; and

(3)	a premium for the Deposit Liabilities equal to 8.0% of the daily average total of the deposits at the Branches as indicated by the general ledger accounts of the Branches over the thirty (30) day period next preceding the Closing Date, but excepting therefrom for purposes of calculating the amount of the premium (i) any repurchase agreements associated with the Branches and maintained on Seller’s demand deposit application system, and (ii) those additional deposits that have been listed as exceptions on Schedule 2.04(a) attached hereto (the “Deposit Premium”); and

(4)	100% of the aggregate book value plus accrued and unpaid interest as of the Closing Date (or, in the case of discount notes, the book value of any unearned income) of all loans transferred to Purchaser pursuant to this Agreement; and

(5)	the value, as of the Closing, for those Assets shown on Schedule 2.02(c) of all furniture, fixtures, equipment and other fixed assets transferred to Purchaser pursuant to this Agreement; and

(6)	100% of the amount of cash on hand at the Branches transferred to Purchaser pursuant to this Agreement.

(b)	Payment of Deposit Liability and Repurchase Agreement Amounts. Seller shall pay to Purchaser the amount of the Deposit Liabilities and repurchase agreements.

(c)	Reimbursement and Proration of Certain Income and Expenses. All rents, real estate taxes, utility payments, insurance policy premiums and similar income and expenses relating to each Branch, and the Federal Deposit Insurance Corporation premium and other expenses relating to the deposit liabilities assumed by Purchaser hereunder, shall be pro-rated between Seller and Purchaser as of the Closing Date, and Purchaser shall reimburse Seller for Purchaser’s pro rata portion of all prepayments made by Seller (including security deposits and other deposits) with respect to any such item. Any reimbursement payment due from Purchaser to Seller pursuant to the terms of this Section 2.04(c) shall be made in the manner specified in Section 7.04 herein.

(d)	Other Fees and Expenses. Except as otherwise provided herein, Purchaser acknowledges its sole and exclusive responsibility for payment of all costs and other expenses incurred by it in connection with the Acquisition, except for those costs related to Title Commitments; and Purchaser shall reimburse Seller for Purchaser’s costs, fees, and expenses advanced by Seller, if any. Any reimbursement payment due from Purchaser to Seller pursuant to the terms of this Section 2.04(d) shall be made in the manner specified in Section 7.04 herein.

(e)	Pre-Closing Statement. Seller shall prepare a statement (the “Pre-Closing Statement”) as of a date not earlier than five (5) Business Days prior to the Closing Date reflecting the Assets to be sold and assigned hereunder and the liabilities to be transferred and assumed hereunder. Seller shall deliver the Pre-Closing Statement to Purchaser not less than three (3) Business Days before the Closing Date. Seller agrees to pay to Purchaser at the Closing, in immediately available funds, the excess amount, if any, of the amount of Deposit Liabilities assumed by Purchaser pursuant to Section 2.03(b) above and the net amount of any prorated items owed by Seller to Purchaser pursuant to Section 2.04(c) above, if any, as reflected by the Pre-Closing Statement, over the aggregate amount computed in accordance with Section 2.04(a) above, as reflected by the Pre-Closing Statement. Purchaser agrees to pay Seller at the Closing, in immediately available funds, the excess, if any, of the aggregate amount computed in accordance with Section 2.04(a) above and the net amount of any prorated items owed by Purchaser to Seller pursuant to Section 2.04(c) above, if any, as reflected by the Pre-Closing Statement, over the amount of Deposit Liabilities assumed by Purchaser pursuant to Section 2.04(b) above, as reflected by the Pre-Closing Statement. The payment by Purchaser to Seller or by Seller to Purchaser shall be subject to subsequent adjustment based on the final settlement statement in the form attached hereto as Exhibit 7.04(d). The calculation of the payment of funds at Closing required under this Agreement shall be made on a settlement statement in the form attached as Exhibit 2.04(e) hereto.

(f)	Tax Matters. Seller and Purchaser agree to allocate the Acquisition Consideration in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). At the Closing, Seller and Purchaser shall reduce the allocation to writing, including jointly and properly executing a draft Internal Revenue Service Form 8594, subject to post-Closing adjustment to reflect adjustments to the Acquisition Consideration as provided in Section 8.03 of this Agreement. Within 60 days after the Closing Date, Purchaser shall provide to Seller Purchaser’s proposed allocation of the Purchase Price as finally determined and paid by Purchaser hereunder. Within 30 days after the receipt of such allocation, Seller shall propose to Purchaser any changes to such allocation or otherwise shall be deemed to have agreed with such allocation. Seller and Purchaser shall reduce such allocation to writing, including jointly and properly executing a final, completed Internal Revenue Service Form 8594, and any other forms and statements required to be filed therewith. Seller and Purchaser shall file timely any such forms and statements with the Internal Revenue Service. To the extent consistent with applicable law, Seller and Purchaser shall not file any tax return or other documents or otherwise take any position with respect to taxes which is inconsistent with such allocation of the final Acquisition Consideration; provided, however, that neither Seller nor Purchaser shall be obligated to litigate any challenge to such allocation of the final Acquisition Consideration by any governmental authority to any allocation made pursuant to this paragraph and agree to consult with each other and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

3.	CONDUCT OF THE PARTIES PRIOR TO CLOSING.

3.01	Covenants of Seller. Seller hereby covenants to Purchaser that, from the date hereof until the Closing, Seller will do or cause the following to occur, except as may be otherwise required by a governmental or regulatory authority or except as may be permitted in writing by Purchaser:

(a)	Operation of Branches. Seller shall continue to operate the Branches in a manner substantially equivalent to that manner and system of operation employed immediately prior to the date of this Agreement and will not knowingly permit any act or conduct by any employee of the Branches that would cause material harm or damage to the reputation of the Branches and which harm or damage results in a change of 10% in the existing Deposit Liabilities or in the existing Loans. Seller will use all reasonable efforts to preserve intact its business relationships with depositors, customers and others having business relationships with it, it being understood and agreed that Seller shall be permitted to pursue all collection procedures in connection with such loans which may result in the payoff or prepayment of any such loan and that Seller may decrease or suspend its marketing efforts in soliciting new loans for the Branches after the date hereof. Seller may also make changes to its operations of the Branches to the extent such changes are made at all other branches operated by Seller, provided that such changes do not materially adversely affect the value of the Branches to Purchaser.

(b)	Information Concerning Branches. Seller shall use its best efforts to ensure that Purchaser, its officers, attorneys, accountants and other authorized representatives are furnished or otherwise provided reasonable access to, and permitted to make or cause to be made such reasonable investigation of, information and materials relating to the financial and legal condition of the Branches as Purchaser reasonably deems necessary or advisable within fifteen (15) days from the date hereof to familiarize itself with the Branches and their business and operations; provided, however, that such access and investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with the normal operations of the Branches or Seller; and provided further, that nothing in this Section 3.01(b) shall be deemed to require Seller to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing or strategic plans. In addition to the above information, Seller will provide Purchaser with instructions prepared by Seller which provide information on the transfer of office procedures, electronic data processing and such other functions of the Branches which are required for the purchase of Assets and assumption of Deposit Liabilities described in this Agreement. Not later than ten (10) days prior to Closing, Seller will provide to Purchaser, in paper form and in the electromagnetic format in use by Seller, depositor information necessary to permit Purchaser to enter depositor information.

(c)	Required Authorizations. Seller shall use its best efforts to obtain and procure all necessary corporate approvals and authorizations required on its part to enable it to fully perform all obligations imposed on it hereunder which must be performed by it at or prior to the Closing.

(d)	Condemnation. In the event Seller is notified of any pending or threatened condemnation proceeding relating to the Real Estate owned by Seller constituting the Branches, Seller will notify Purchaser thereof and Seller and Purchaser shall cooperate in responding to any such proceeding so as not to prejudice the rights of Purchaser and Seller to recover in such proceedings.

(e)	Insurance Proceeds and Condemnation Payments. Seller shall maintain adequate insurance on all of the tangible property owned by Seller constituting the Branches to be sold. In the event of any damage, destruction or condemnation affecting such property between the date hereof and the time of the Closing if the Acquisition is consummated, Seller shall deliver to Purchaser any insurance proceeds and other payments, received by Seller as a result thereof and shall have duly and validly assigned to Purchaser all of Seller’s rights and claims against any third party by reason thereof unless, in the case of damage or destruction, Seller has repaired or replaced the damaged or destroyed property.

(f)	Conversion of Accounts.

(i)	Seller shall use its reasonable best efforts to cooperate with Purchaser in assuring an orderly transition of ownership of the Assets and responsibility for the Liabilities, including the Deposit Liabilities, assumed by Purchaser pursuant hereto and shall, in particular, cooperate with Purchaser in the conversion of the accounts and records relating to such Assets and Liabilities to Purchaser’s information and data processing systems.

(ii)	[Reserved]

(iii)	As soon as practicable, but in no event more than 45 days after the date hereof, Seller, at its sole expense, shall provide Purchaser:

(A)	applicable product functions and specifications relating to the data processing support required for the Accounts; and

(B)	file formats relating to the Accounts and test tapes of the master file back-ups for the demand deposits accounting, time deposits accounting, and savings deposits accounting, in generic form which are machine readable on IBM (or IBM compatible) equipment or which shall be on the nine track 1600 or 6250 BPI EBCIDIC formatted tape.

(C)	formatted, detailed reports of Accounts.

(iv)	The product functions and specifications, file formats and test tapes described in Subsection (iii)(B) above shall include, without limitation, the following information with respect to all Deposit Accounts affected by ACH transactions:

(A)	Seller’s transit routing number(s) applicable to ACH transactions; and

(B)	the identifying account numbers of the Accounts that are affected by such transactions.

(v)	The materials described in Subsections (iii)(A)-(C) above shall be accompanied by account totals and trial balances.

(vi)	In connection with the conversion process, Seller shall provide Purchaser, at Seller’s expense, up to two additional copies of the materials described in Subsections (iii)(A)-(C), in accordance with a mutually agreed delivery schedule.

(vii)	Following delivery of the materials described in Subsections (iii) (A)-(C) above, the format of the test tapes, applicable product functions (except normal pricing changes) and specifications shall remain the same through the Closing Date.

(viii)	As early as practicable, and no later than 5:00 p.m., on the day immediately following the Closing Date, Seller shall, at its sole expense, deliver to Purchaser at such address as Purchaser may designate, tapes and reports containing all pertinent data and descriptive information relating to the Accounts, which tapes shall constitute Seller’s records maintained as of and current through the close of business on the Closing Date with respect to the Accounts.

(g)	Branch Employees.

Within one (1) day after the date of this Agreement, Seller shall convene a meeting of the employees of the Branches at which Purchaser’s representatives will have an opportunity to discuss Purchaser’s plans for the Branches and the Branch Employees, subject to Seller approving in advance the substance of such discussion.

3.02	Covenants of Purchaser. Purchaser hereby covenants to Seller that, from the date hereof until the Closing, it will do or cause the following to occur:

(a)	Certain Applications. As soon as practicable, but in no event later than thirty (30) days after the date hereof, Purchaser shall prepare and submit for filing, at no expense to Seller, any and all applications, filings, and registrations with, and notifications to, all Federal and state authorities required on the part of Purchaser for the Acquisition to be consummated at the Closing as contemplated in Section 7.01 herein. Thereafter, Purchaser shall use its best efforts to pursue all such applications, filings, registrations, and notifications diligently and in good faith, and shall promptly file such supplements, amendments, and additional information in connection therewith as any such regulatory authorities may require and as Purchaser considers to be reasonably necessary for the Acquisition to be consummated at such Closing. Purchaser shall deliver to Seller a copy of each and all of such applications, filings, registrations and notifications (except for any confidential portions thereof), and any supplement, amendment or item of additional information, including all correspondence, in connection therewith (except for any confidential portions thereof), not later than the date it is filed with such Federal and state authorities, and Purchaser shall deliver to Seller a copy of each notice, order, opinion, approval, authorization and other item of correspondence received by Purchaser from such Federal and state authorities (except for any confidential portions thereof) no later than three (3) days of its receipt by Purchaser and shall promptly advise Seller, at Seller’s request, of developments and progress with respect to such matters.

(b)	Other Transactions. Purchaser shall not directly or through any existing or future Subsidiary or Affiliate take any action that would be in conflict with, or result in the delay, denial, termination, or withdrawal of, any of the regulatory approvals referred to in this Agreement.

(c)	Required Authorizations. Purchaser shall obtain and procure all necessary corporate approvals and authorizations required on its part to enable it to fully perform all obligations imposed on it hereunder which must be performed by it at or prior to the Closing.

3.03	Covenants of Both Parties. Except as otherwise specifically provided in this Agreement, Seller hereby covenants to Purchaser, and Purchaser hereby covenants to Seller that, from the date hereof until the Closing, such party shall cooperate fully with the other party in attempting to obtain all consents, approvals, permits, or authorizations which are required to be obtained pursuant to any Federal or state law, or any Federal or state regulation thereunder, for or in connection with the transactions described and contemplated in this Agreement.

4.	REPRESENTATIONS AND WARRANTIES.

4.01	Representations and Warranties of Seller. Except as otherwise specifically provided in this Agreement, Seller represents and warrants to Purchaser as follows:

(a)	Good Standing and Power of Seller. Seller is a national banking association duly organized, validly existing, and in good standing under the laws of the United States with corporate power to own its properties and to carry on its business as presently conducted. Seller is an insured bank, as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

(b)	Authorization of Agreement. The execution and delivery of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Seller, and this Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by federal regulators of Seller or Purchaser or by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(c)	Effective Agreement. Subject to the receipt of any and all necessary regulatory approvals, the execution, delivery, and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge or encumbrance, under any of the provisions of the Articles of Association or Bylaws of Seller, under any judgment, decree or order, under any law, rule or regulation of any government or agency thereof, or under any material contract, material agreement or material instrument to which Seller is subject, which such breach, conflict, violation, default, acceleration or lien would have a material adverse effect on the Assets, the Acquisition or Seller’s ability to perform its obligations hereunder.

(d)	Title to Assets. Seller is the sole owner of each of the Assets, other than the Real Estate, free and clear of any mortgage, lien, encumbrance or restrictions of any kind or nature. As to the Real Estate constituting the Branches, Seller is the sole owner of a fee simple interest in the parcels of Real Estate described in Section 2.02(a) hereof and shall convey such Real Estate to Purchaser by delivery at the Closing of limited warranty deeds.

(e)	Real Estate.

(i)	None of the Real Estate, as currently used, is to Seller’s knowledge in violation of any provision of any applicable building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation including, but not limited to, those of environmental agencies or insurance boards of underwriters, with respect to the ownership, operation, use, maintenance or condition thereof, or requiring any repair or alteration other than those repairs or alterations that shall have been made before the Closing Date;

(ii)	There is no material structural defect in any improvement on or to any of the Real Estate, and all such improvements are in good repair, ordinary wear and tear excepted;

(iii)	Seller has paid or will pay in full on or before the Closing Date all bills and invoices for labor and materials of any kind arising from the ownership, operation, occupancy, management, repair, maintenance or leasing or any of the Real Estate that could result in a mechanics lien or a claim for a mechanics lien;

(iv)	Seller has received no notice of any condemnation or eminent domain proceeding pending or threatened against any Real Estate, and has no knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving any Real Estate;

(v)	The water, sewer, electric and other utility services currently available to the Real Estate are adequate for the present use of the Real Estate by Seller in conducting the business of the Branches and are being supplied to Seller by utility companies or municipalities, and no condition presently exists that, to Seller’s knowledge, will result in the termination of the Real Estate’s access to any such utility services;

(vi)	All authorizations and rights-of-way, including proof-of-dedication, that are necessary to ensure vehicular and pedestrian ingress and egress to and from the Real Estate have been obtained, and there are no restrictions on such access to the Real Estate from presently existing adjacent public roads, and no condition presently exists that, to Seller’s knowledge, will result in the termination of such access;

(vii)	No part of the Real Estate contains, is contained within, or abuts upon any flood plain, navigable water or other body of water, tideland, wetland, marshland or other area that is subject to special state, federal or municipal regulation, control or protection;

(viii)	All real estate taxes, if any, due and payable on or before the Closing Date with respect to any of the Real Estate shall have been paid in full on or before the Closing Date; and

(ix)	With respect to the Real Estate, there is not pending or, to Seller’s knowledge, threatened, and to Seller’s knowledge there is no reasonable basis for, the institution of any action, proceeding or investigation by or before any federal or state environmental regulatory body or any federal or state court with respect to compliance with CERCLA, RCRA, or any other federal, state, local or municipal statute, ordinance or regulation, or order, ruling or other decision of any court, administrative agency or other governmental authority pertaining to the release of any toxic or hazardous substance, pollutant or contaminant into the environment (such statutes, ordinances, regulations, orders, rulings and decisions, together, “Environmental Laws”).

(f)	No Broker. No broker or finder, or other party or agent performing similar functions, has been retained by Seller or is entitled to be paid based upon any agreements, arrangements or understandings made by Seller in connection with the transactions contemplated hereby, and no brokerage fee or other commission has been agreed to be paid by Seller on account of the transactions contemplated hereby.

(g)	No Knowledge of Invalid Signatures on Loan Documents. Nothing has come to the attention of Seller that the signature of any party appearing on any note or instrument evidencing any loan contemplated to be sold hereunder, or on any instrument evidencing any security therefore, is invalid.

4.02	Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

(a)	Good Standing and Power of Purchaser. Purchaser is a national banking association duly organized, validly existing, and in good standing under the laws of the United States with corporate power to own its properties and to carry on its business as presently conducted. Purchaser is an insured bank, as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

(b)	Authorization of Agreement. The execution and delivery of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Purchaser, and this Agreement is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by federal regulators of Seller or Purchaser or by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(c)	Effective Agreement. The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge or encumbrance, under any of the provisions of the Articles of Association or Bylaws of Purchaser, under any judgment, decree or order, under any law, rule or regulation of any government or agency thereof, or under any material agreement, material contract or material instrument to which Purchaser is subject, which such breach, conflict, violation, default, acceleration, or lien would have a material adverse effect on the Acquisition or Purchaser’s ability to perform its obligations hereunder.

(d)	Broker/Finder. If a broker or finder, or other party or agent performing similar functions, has been retained by Purchaser or is entitled to be paid based upon any agreements, arrangements or understandings made by Purchaser in connection with the transactions contemplated hereby, and any such brokerage fee or other commission has been agreed to be paid by Purchaser on account of the transactions contemplated hereby, such is the sole obligation and expense of Purchaser at no cost to Seller.

(e)	Acquisition Consideration. Purchaser shall have, at the Closing on the Closing Date, sufficient funds to enable it to pay the Acquisition Consideration and any amounts required to be paid by Purchaser at the Closing pursuant to the terms hereof, and to consummate the Acquisition in accordance with the terms and conditions of this Agreement. Purchaser’s ability to consummate the transactions contemplated hereby is not contingent on raising any equity capital, obtaining specific financing therefor, consent of any lender or any other matter, other than the receipt of any required regulatory approval.

(f)	Regulatory Approvals. On the date hereof, Purchaser knows of no reason why any required regulatory application should not receive approval.

5.	ACTIONS RESPECTING EMPLOYEES AND PENSION AND EMPLOYEE BENEFIT PLANS.

5.01	Actions to be Taken by Purchaser. Purchaser covenants to Seller that it will do or cause the following to occur:

(a)	Branch Employees. Purchaser shall offer to hire, as of the close of business on the Closing Date, all of the Branch Employees. Purchaser shall offer to hire such Branch Employees at salaries comparable to those held by the respective employees as of the Closing Date;

(b)	Purchaser’s Responsibility for Branch Employees’ Retirement and Other Benefits.

Purchaser will provide monthly pension and other benefits to Branch Employees who accept employment with Purchaser, effective as of and after the close of business on the Closing Date, in accordance with the following provisions of this Subsection 5.01(b):

(i)	Purchaser’s Retirement Plan or Plans.

(A)	At the Closing:

(1)	The Branch Employees will become covered under the Purchaser’s Retirement Plan or Plans and Purchaser’s liability for employer contributions under Purchaser’s Retirement Plan or Plans shall commence with respect to such Branch Employees; and

(2)	Accrual of future service under Purchaser’s Retirement Plan or Plans by such Branch Employees will commence; and

(3)	For purposes of determining eligibility for all benefits (but not the amount thereof) under Purchaser’s Retirement Plan or Plans, and for purposes of determining vesting service thereunder, all accrued service of such Branch Employees under Seller’s employee stock ownership plan prior to the Closing Date will be counted; and

(4)	Purchaser shall, before the Closing Date, adopt resolutions that amend its tax-qualified retirement plans to provide for the service credits referenced herein, if necessary to effect such service credits.

(B)	Purchaser shall bear the entire responsibility for retirement benefits provided to such Branch Employees under Purchaser’s Retirement Plan or Plans.

(ii)	Purchaser’s Other Employee Benefit Programs. Purchaser shall provide, as of and after the close of business on the Closing Date, a program of other employee benefits (other than retirement benefits) to and for Branch Employees who accept employment with Purchaser that is the same as the employee benefits program for the majority of its other employees and that complies with federal and state law, including, without limitation, ERISA, the Fair Labor Standards Act, and the Age Discrimination in Employment Act, and the rules and regulations thereunder. Purchaser shall use its best efforts to cause any and all pre-existing condition limitations (to the extent such limitation did not apply to a pre-existing condition under Seller’s or any Seller Subsidiary’s equivalent plan) and eligibility waiting period under group health plans with respect to Branch Employees and their eligible dependents to be waived. Purchaser will credit to Branch Employees any accrued and unused sick leave and vacation earned by such Branch Employees prior to the Closing.

(iii)	Limitation on Purchaser’s Liability. Purchaser shall have no responsibility to fund benefits under any of the employee benefit programs maintained by Seller prior to the close of business on the Closing Date.

5.02	Actions to be Taken by Seller. Seller covenants to Purchaser that it will do or cause the following to occur:

(a)	Solicitation of Branch Employees. For twelve (12) months following the Closing Date, Seller will not, and will not permit any of its Affiliate banks to compete directly for or solicit as officers or employees of Seller or any of its Affiliate banks any Branch Employees; provided, however, that this provision shall not preclude Seller or any of its Affiliate banks from hiring any such Branch Employees who elect not to become or remain employed by Purchaser or whose employment has been terminated by Purchaser.

(b)	[Reserved]

5.03	Actions to be Taken by Seller and Purchaser. After the Closing, Seller and Purchaser each will cooperate with the other in providing reasonable access to all information required for the operation of, or the preparation and submission of reports or notices required in connection with the operation of Seller’s tax-qualified retirement plans, the Purchaser’s Retirement Plan or Plans, or any other employee benefit program maintained by Seller or Purchaser which covers any of the Branch Employees, including, without limitation, the preparation and submission of reports or notices to the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service, or any other agency of the U.S. Government or the State of Ohio.

5.04	Continuing Rights to Amend or Terminate. The provisions of Purchaser’s Retirement Plan or Plans and any of Seller’s retirements plans and the provisions of any other employee benefit program of Purchaser or Seller relating to amendment or termination by any employer sponsor or other party to such plan or program shall in no event be abridged hereby except as and to the extent specifically set forth by the provisions of Subsection 5.01(b) above.

6.	CONDITIONS PRECEDENT TO CLOSING.

6.01	Conditions to Seller’s Obligations. The obligations of Seller to consummate the Acquisition are subject to the satisfaction, or the waiver by Seller to the extent permitted by applicable law, of the following conditions at or prior to the Closing:

(a)	Prior Regulatory Approval. All filings and registrations with, and notifications to, all Federal and state authorities required for consummation of the Acquisition shall have been made, all approvals and authorizations of all Federal and state authorities required for consummation of the Acquisition shall have been received and shall be in full force and effect, and all applicable waiting periods shall have passed.

(b)	Corporate Action. Purchaser shall have taken all corporate action necessary by it to effectuate this Agreement and the Acquisition; and Purchaser shall have furnished Seller with a certified copy of each such resolution adopted by the Board of Directors (or, if applicable, the shareholders) of Purchaser evidencing the same.

(c)	Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date, and Purchaser shall have delivered to Seller a Certificate to that effect, dated as of the Closing Date.

(d)	Covenants. Each and all of the covenants and agreements of Purchaser to be performed or complied with prior to Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects by Purchaser, or waived by Seller, and Purchaser shall have delivered to Seller a Certificate to that effect, dated as of the Closing Date.

(e)	No Proceeding or Prohibition. At the time of the Closing there shall not be any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or agency of any government or by any third party which in the judgment of the executive officers of Seller, with the advice of counsel, presents a bona fide claim to restrain, enjoin or prohibit consummation of the transactions contemplated by this Agreement or which might result in divestiture or rescission in connection with such transactions; and Seller shall have been furnished with a Certificate in the form attached as Exhibit 6.01(e) hereto, dated as of the Closing Date and signed by the Chairman, President, or Executive Vice President of Purchaser, to the effect that no such litigation, investigation, inquiry or proceeding is pending, or, to the best of his knowledge, threatened.

6.02	Conditions to Purchaser’s Obligations. The obligations of Purchaser to consummate the Acquisition are subject to the satisfaction, or the waiver by Purchaser to the extent permitted by applicable law, of the following conditions at or prior to the Closing:

(a)	Information and Investigation. Subject in all cases to the terms and conditions of confidentiality provided for in this Agreement, Seller shall have complied with Section 3.01(b) hereof.

(b)	Prior Regulatory Approval. All filings and registrations with, and notifications to, all Federal and state authorities required for consummation of the Acquisition shall have been made, all approvals and authorizations of all Federal and state authorities required for consummation of the Acquisition shall have been received and shall be in full force and effect, and all applicable waiting periods shall have passed.

(c)	Corporate Action. Seller shall have taken all corporate action necessary to effectuate this Agreement and the Acquisition; and Seller shall have furnished Purchaser with a certified copy of such resolution adopted by the Board of Directors of Seller evidencing or authorizing the same.

(d)	Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date, and Seller shall have delivered to Purchaser a certificate to that effect, dated as of the Closing Date.

(e)	Covenants. Each of the covenants and agreements of Seller to be performed or complied with prior to Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects by Seller, or waived by Purchaser, and Seller shall have delivered to Purchaser a certificate to that effect, dated as of the Closing Date.

(f)	No Proceedings or Prohibition. At the time of the Closing on the Closing Date, there shall not be any litigation, investigation, inquiry, or proceeding pending or threatened in or by any court or agency of any government or by any third party which in the judgment of the executive officers of Purchaser, with the advice of counsel, presents a bona fide claim to restrain, enjoin, or prohibit consummation of the transactions contemplated by this Agreement or which might result in divestiture or rescission in connection with such transactions; and Purchaser shall have been furnished with a certificate in the form attached as Exhibit 6.02(f) hereto, dated as of the Closing Date and signed by the Chairman, President or an Executive Vice President of Seller, to the effect that no such litigation, investigation, inquiry or proceeding is pending, or, to the best of his knowledge, threatened.

(g)	Survey; Title Insurance. On or before the 60th day after the date of this Agreement, Seller shall have obtained and delivered to Purchaser, at Seller’s sole expense:

(i)	A current commitment to issue to Purchaser or its designee an Owner’s title insurance policy, ALTA Policy Form B-1970, insuring the Real Estate (the “Title Commitment”), in the amount of the purchase price attributable to each of the parcels of Real Estate as set forth in Section 2.04 of this Agreement, issued by a title insurance company authorized to do business with the State of Ohio and reasonably acceptable to Purchaser, with all Standard and General Exceptions deleted and endorsed over so as to afford full “extended full coverage” insuring the marketability of the Real Estate, subject only to the Permitted Exceptions; and

(ii)	An as-built survey of the Real Estate (the “Survey”) prepared by a registered land surveyor or engineer, duly licensed in the State of Ohio, certified to the title company, and to Purchaser and currently dated, such Survey to depict and include, without limitation, the following:

(A)	the present location of all structures, including all encroachments of any part thereof onto adjoining improvements, on the Real Estate;

(B)	access to public roads or ways, and identification of each Permitted Exception (including easements capable of being geographically located by identifying the same on the Survey, and by legal description and reference to recording information; and

(C)	whether the Real Estate is located in a flood hazard area, and if so, the boundaries of such area.

The Survey must, in addition, be sufficient (i) to cause the title insurance company to delete the standard printed survey exception from its own title insurance policy; and (ii) to enable the title insurance company to issue its policy free from any exceptions or objections whatsoever relating to survey matters, except for any of the Permitted Exceptions.

(iii)	With respect to the Real Estate, Seller shall not have created, or allowed the creation of, any liens, imperfections in title, charges, easements, restrictions or encumbrances other than the Permitted Exceptions after the date of this Agreement.

6.03	Non-Satisfaction of Conditions Precedent. The non-occurrence or delay of the Closing of the Acquisition by reason of the failure of timely satisfaction of all conditions precedent to the obligations of any party hereto to consummate the Acquisition shall in no way relieve such party of any liability to the other party hereto, nor be deemed a release or waiver of any claims the other party hereto may have against such party, if and to the extent the failure of timely satisfaction of such conditions precedent is attributable to the actions or inaction of such party.

7.	CLOSING.

7.01	Closing and Closing Date. The Acquisition contemplated by this Agreement shall be consummated and closed (the “Closing”) in the offices of Purchaser in Kenton, Ohio, or at such other location as may be mutually agreed upon by Seller and Purchaser, at a date and time to be mutually established by Seller and Purchaser and confirmed by written notice of Seller to Purchaser (the “Closing Date”). Unless otherwise agreed by the parties, the Closing Date shall be no later than forty (40) calendar days after the receipt of necessary regulatory approvals to consummate the Acquisition and the expiration of all regulatory waiting periods; provided, however, (i) the Closing Date shall be established for a Friday (unless a legal holiday and in that event the prior Business Day), and (ii) the Closing shall commence at a time sufficient to conclude the Closing prior to the time established for the normal close of business at the Branches.

7.02	Seller’s Actions at Closing. At the Closing, Seller shall, with respect to the Branches:

(a)	deliver to Purchaser such of the Assets purchased hereunder as shall be capable of physical delivery; and

(b)	execute, acknowledge and deliver to Purchaser, limited warranty deeds in the form attached as Exhibits 7.02(b)(1) & (2); and

(c)	[Reserved]; and

(d)	execute and deliver a bill of sale in the form attached as Exhibit 7.02(d) hereto relating to furniture, fixtures and equipment and other instruments of conveyance, assignment and transfer as shall reasonably be necessary or advisable to consummate the sale, assignment and transfer of the Assets, other than the Real Estate, sold or assigned to Purchaser hereunder; and

(e)	assign, transfer and deliver to Purchaser such of the following records (in whatever form or medium then maintained by Seller) pertaining to the Deposit Liabilities and accrued interest thereon of the Branches assumed by Purchaser hereunder as exist and are available:

(i)	signature cards, orders and contracts between Seller and Branch depositors, and records of similar character; and

(ii)	cancelled checks or negotiable orders of withdrawal representing charges to depositors (except to the extent the same have been returned to such depositors); and

(iii)	a trial balance listing of records of account; and

(f)	execute, acknowledge and deliver to Purchaser an assignment of mortgages in the form attached as Exhibit 7.02(f) hereto, for mortgage loans transferred to Purchaser pursuant to this Agreement; and

(g)	execute and deliver to Purchaser an assignment of right, title and interest in the form attached as Exhibit 7.02(g) hereto and transfer and deliver all loan files and records as exist and are available (in whatever form or medium then maintained by Seller) pertaining to the Loans transferred to Purchaser hereunder; and

(h)	assign, transfer and deliver to Purchaser such safekeeping files and records (in whatever form or medium then maintained by Seller) and all other property and other records, if any, held by the Branches for their customers as of the Closing Date (subject to the terms and agreements or receipts relating to the same); and

(i)	execute and deliver an assignment of IRAs in the form attached as Exhibit 7.02(i) hereto;

(j)	make any payment in immediately available funds in the net amount shown as owing to Purchaser by Seller, if any, on the Closing Statement in the form set forth at Exhibit 2.04(e) as required by Section 2.04 of this Agreement; and

(k)	execute, acknowledge and deliver to Purchaser all certificates and other documents required to be delivered to Purchaser by Seller at the Closing pursuant to the terms hereof.

7.03	Purchaser’s Actions at Closing. At the Closing, Purchaser shall, with respect to the Branches:

(a)	execute, acknowledge, and deliver to Seller, to evidence the assumption of the Deposit Liabilities and obligations of Seller by Purchaser hereunder, an instrument of assumption in the form attached as Exhibit 7.03(a) to this Agreement, and Seller shall then accept, execute and acknowledge such instrument. Copies of such instrument may be recorded in the public records at the option of either party hereto. The execution and acknowledgement of such instrument shall not be deemed to be a waiver of any rights or obligations of any party to this Agreement; and

(b)	receive, accept and acknowledge delivery of all Assets, and all records and documentation relating thereto, sold, assigned, transferred, conveyed or delivered to Purchaser by Seller hereunder; and

(c)	execute and deliver to Seller such written receipts for the Assets, properties, records, and other materials assigned, transferred, conveyed or delivered to Purchaser hereunder as Seller may reasonably have requested at or before the Closing; and

(d)	make any payment in immediately available funds in the net amount shown as owing to Seller by Purchaser, if any, on the Closing Statement in the form set forth at Exhibit 2.04(e) as required by Section 2.04 of this Agreement; and

(e)	pay to Seller all amounts required to reimburse Seller pursuant to the terms of Sections 2.04(c) and 2.04(d) hereof; and

(f)	execute, acknowledge and deliver to Seller all Certificates and other documents required to be delivered to Seller by Purchaser at the Closing pursuant to the terms hereof.

7.04	Methods of Payment. The Acquisition Consideration and the transfer of the funds, if any, due to Purchaser or to Seller, as the case may be, pursuant to the terms of Section 2.04(b) hereof, shall be calculated and adjusted as provided in this Section 7.04 and payment shall be made in immediately available United States Federal Funds to the account of the respective party at a commercial bank (located in the State of Ohio), designated by such party, pursuant to wire transfer through a Federal Reserve Bank from a national banking association located in the State of Ohio. At least two Business Days prior to the Closing, each party hereto shall provide written notice to the other party hereto indicating the account and bank to which such funds shall be wire transferred. Unless otherwise mutually agreed by such parties, prorations and expenses required to be paid by Seller or Purchaser pursuant to this Agreement (including, without limitation, those required pursuant to the terms of Sections 2.04(c) and 2.04(d) hereof) shall be settled between the parties and paid at the Closing pursuant to corporate check(s) issued by the applicable party and drawn on a bank located in the State of Ohio. Prorations and expenses that cannot be reasonably calculated at the Closing shall be settled and paid in the same manner as set forth in Section 8.03. In order to facilitate the Closing, the parties agree:

(a)	that the Acquisition Consideration to be paid or credited by Purchaser at the Closing shall be computed as described in Section 2.04(a);

(b)	that the amounts of funds to be transferred at the Closing, pursuant to Section 2.04 hereof, shall be computed as described in Section 2.04(b);

(c)	Purchaser assumes and agrees to perform all duties associated with the ownership and maintenance of the Assets and Deposit Liabilities as of the close of business on the Closing Date; and

(d)	that within thirty (30) Business Days after the Closing, the parties shall make appropriate post-Closing adjustments through the close of business on the Closing Date, consistent with the provisions of Section 2.04 hereof, based upon actual Deposit Liabilities, Loans purchased, and cash on hand transactions which took place prior to the close of business on the Closing Date but which were not reflected on the Pre-Closing Statement. In addition, prorations of prepaid and deferred expenses, if any, that cannot be reasonably calculated at the Closing shall be settled and paid based on actual figures as soon as possible after the Closing. Seller shall provide Purchaser with a final settlement statement in the form of Exhibit 7.04(d), which shall reflect the foregoing.

7.05	Availability of Closing Documents. The documents proposed to be used and delivered at the Closing shall be made available for examination by the respective parties not later than 12:00 noon, Columbus, Ohio time, on the fifth (5th) Business Day prior to the Closing Date.

7.06	Effectiveness of Closing. All actions taken and documents to be delivered at the Closing shall be deemed to have been taken and delivered simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered. Upon the satisfactory completion of such Closing, the Acquisition shall be deemed to be effective, and the Closing shall be deemed to have occurred.

8.	CERTAIN TRANSITIONAL MATTERS.

8.01	Transitional Action by Purchaser. Prior to and after the Closing, unless otherwise indicated:

(a)	After the Closing, Purchaser shall:

(i)	pay in accordance with the law and customary banking practices all properly drawn and presented checks, drafts, debits and withdrawal orders presented to Purchaser by mail, over the counter, through electronic media, or through the check clearing system of the banking industry, by depositors of the accounts assumed by Purchaser hereunder, whether drawn on checks, drafts or withdrawal order forms provided by Seller or by Purchaser; and

(ii)	in all other respects discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Purchaser hereunder; provided, however, that Purchaser’s obligations pursuant to this Section 8.01 to honor checks, drafts and withdrawal orders on forms provided by Seller and carrying its imprint (including its name and transit routing number) shall not apply to any such check, draft or withdrawal order presented to Purchaser more than ninety (90) days following the Closing Date; and

(b)	After the Closing, if any depositors of the accounts assumed by Purchaser hereunder, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities (including accrued interest thereon) assumed hereunder, shall demand payment from Seller for all or any part of any such assumed Deposit Liabilities (including accrued interest thereon), Purchaser shall acknowledge that Seller shall not be liable or responsible for making such payment. If any such depositors draw a check, draft or withdrawal order against the Deposit Liabilities (including accrued interest thereon) assumed by Purchaser hereunder which is presented or charged to Seller after the Closing Date, and Seller elects to pay the same, Purchaser shall immediately, upon demand, reimburse Seller for any such payments or charges; provided, however, that Seller shall not be deemed to have made any representations or warranties to Purchaser with respect to any such checks, drafts or withdrawal orders and any such representations or warranties implied by law are hereby disclaimed; and

(c)	Purchaser shall make appropriate arrangements with Seller at or prior to the Closing to provide for settlement by Purchaser of checks, returns and other items which are presented to Seller after the Closing Date and which are drawn on or chargeable to accounts which have been assumed by Purchaser hereunder; and

(d)	On that date that is thirty (30) days after the Closing Date, Seller shall pay to Purchaser an amount equal to the lesser of (i) the amount of any overdraft which existed as of the Closing Date on each Deposit Account assumed by Purchaser hereunder; or (ii) the amount of any remaining overdraft, which continues to exist on each Deposit Account which was originally overdrawn as of the close of business on the Business Day immediately preceding the Closing Date. If the overdraft has been reduced to zero at any time during such thirty day period, no amount shall be payable by Seller to Purchaser; and

(e)	Purchaser and Seller shall, at a mutually agreeable time which in no event shall be earlier than the time of procurement of all regulatory approvals required for consummation of the transaction contemplated by this Agreement nor later than thirty (30) days prior to the Closing Date, notify all depositors of the Branch, all loan customers (on loan accounts tentatively identified to be purchased by Purchaser) by a joint mailing containing a mutually acceptable text to Seller and Purchaser calculated to provide necessary and specific information to the owners of particular types of accounts, of Purchaser’s pending assumption of the Deposit Liabilities hereunder, including specific information about procedures for the delivery of necessary forms and checks of Purchaser and, in appropriate instances, notify depositors that on and after the Closing Date those Seller deposit-related services which will be terminated. Each party shall bear its own cost for the design and printing of the materials included in such joint mailing which pertains to that party. The cost for the purchase of the envelopes used in each joint mailing shall be shared equally. Seller shall have the responsibility for placing such joint mailing into the mail and shall invoice Purchaser for one-half of the postage paid with respect to such mailing. The form of notice to the customers shall be mutually agreed upon by Seller and Purchaser.

(f)	Prior to the Closing Date, Purchaser shall separately furnish appropriate customers by mail with brochures, forms and other written materials related or necessary to the assumption of the Deposit Liabilities by Purchaser and the conversion of said accounts to Purchaser accounts, including (i) provisions for checks to appropriate depositors and line of credit borrowers using the forms of Purchaser with instructions to such customers to utilize such Purchaser checks on and after the Closing Date and thereafter to destroy any unused checks on Seller’s forms, and (ii) the reissuance of all valid ATM and debit cards associated with depositors of Deposit Liabilities. The mailing containing such brochures, forms or other written materials of Purchaser shall be sent no later than the earlier of fifteen (15) days or such other period as may otherwise be required by applicable laws, rules and regulations prior to the Closing Date and no later than the time prior to the Closing Date reasonably deemed necessary by Purchaser to provide depositors with all necessary forms to accomplish the assumption of the Deposit Liabilities, provided that no check forms of Purchaser shall be provided to depositors earlier than five (5) days prior to the Closing Date. The expenses of the printing, processing and mailing of such information of Purchaser shall be borne by Purchaser. The expenses of providing new Purchaser checks and other forms and written materials to appropriate customers shall be that of Purchaser. Before Closing, except as provided in this paragraph, Purchaser will not contact Seller’s customers except as may occur in connection with advertising or solicitations directed to the public generally or except as necessary to accomplish an orderly transition of the Deposit Accounts to Purchaser, provided that such contacts do not occur until after the mailing of the materials described in Section 8.01(e) hereof; and

(g)	Purchaser shall promptly pay to Seller an amount equivalent to the amount of any checks, negotiable orders of withdrawal, drafts or withdrawal orders credited as of the close of business on the Closing Date to a Deposit Account assumed by Purchaser hereunder which are returned uncollected to Seller on or after the Closing Date and which shall include an amount equivalent to holds placed upon such Deposit Account for items cashed by Seller as of the close of business on the Closing Date which items are subsequently dishonored; and

(h)	All tasks and obligations concerning the provision of data processing services to or for the Assets and Deposit Liabilities after the Closing, other than those specifically set forth in, and to the extent assumed by Seller pursuant to Section 8.02(b) herein, are the sole and exclusive responsibility of, and shall be performed solely and exclusively by, Purchaser; and

(i)	If the balance due on any loan transferred to Purchaser pursuant to this Agreement has been reduced by Seller as a result of a payment by check or draft received prior to the close of business on the Closing Date, which item is returned unpaid to Seller on or after the Closing Date, the asset value represented by the loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be promptly paid by Purchaser to Seller and if any payment is received by Seller on or after the Closing Date on a loan which has been transferred to Purchaser, Seller shall promptly remit any such payments to Purchaser; and

(j)	Purchaser shall, as soon as practicable after the Closing Date, prepare and transmit at Purchaser’s expense to the obligors on all loans transferred to Purchaser pursuant to this Agreement a notice to the effect that the loan has been transferred and directing that payment be made to Purchaser at any address of Purchaser specified by Purchaser, with

Purchaser’s name as payee on any checks or other instruments used to make payments, and, with respect to all loans on which payment notices or coupon books have been issued, to issue new notices or coupon books reflecting the name and an address of Purchaser as the person to whom and place at which payments are to be made; and

(k)	For each Deposit Account and loan that would normally have a periodic statement, Seller shall generate and mail a customer statement prepared as of the Closing.

8.02	Transitional Action by Seller. Prior to and after the Closing, unless otherwise indicated:

(a)	Seller shall use its reasonable best efforts to cooperate with Purchaser in assuring an orderly transition of ownership of the Branches’ Assets and responsibility for the Deposit Liabilities and other liabilities assumed by Purchaser hereunder; and

(b)	[Reserved]; and

(c)	[Reserved]; and

(d)	Seller may, no later than thirty (30) days before the Closing Date, notify all depositors of the Branches, including IRA account holders, and all loan customers (on loan accounts tentatively identified to be purchased by Purchaser) calculated to provide necessary and specific information to the owners of particular types of accounts, of Purchaser’s pending assumption of the Deposit Liabilities hereunder. Seller shall bear its own cost for such mailing. The form of notice to the customers shall be mutually agreed upon by Seller and Purchaser.

8.03	Post Closing Adjustments.

(a)	As promptly as reasonably practicable after the Closing Date, but no later than thirty (30) Business Days thereafter, Seller shall provide Purchaser with a final settlement statement, substantially in the form attached as Exhibit 7.04(d), which shall reflect any adjustments that are necessary to accurately reflect the balances as shown on the financial records of Seller as of the close of business on the Closing Date. Seller shall amend the updated Schedules 2.02(e), 2.03(e), 2.04(a), and 2.04(e), which were provided to Purchaser at the Closing, to reflect any required adjustments.

(b)	Purchaser shall have the right to review any and all documents (and to interview any and all Seller personnel) necessary or desirable to confirm the accuracy of final Schedules 2.02(e), 2.03(e), 2.04(a), and 2.04(e). Notwithstanding any other provision of this Agreement, the final settlement statement shall be prepared by Seller based in part upon a cash count to be mutually conducted by Seller and Purchaser at the close of business on the Closing Date.

(c)	If the Final Payment Amount shown on the final Schedule 7.04(d) is different from the Cash Payment made at Closing, then a payment shall be made in the following manner: if the Cash Payment shall have been greater than the Final Payment Amount, the party receiving the Cash Payment shall refund to the party making the Cash Payment the difference between such amounts; if the Cash Payment shall have been less than the Final Payment Amount, the party making the Cash Payment shall pay to the party receiving the Cash Payment the difference between such amounts. Such payment shall be made by wire transfer in immediately available funds, together with interest thereon for the number of days from and including the Closing Date to such settlement date, but excluding such settlement date, at the rate per annum equal to the average during such period of the average of the daily high and low rates for federal funds on each Business Day during such period, as such rates are published in the Eastern Edition of the Wall Street Journal, computed on the basis of a 365-day year.

8.04	Post Closing Reconciliation.

(a)	Inclearing Items. As of the opening of business on the Closing Date, Seller shall advise the Federal Reserve Bank of Cleveland that the account number ranges of the routing transit number associated with the Branches should be reassigned to Purchaser and shall further provide the information in order to expedite the clearing and sorting of all checks, drafts instruments and other commercial paper relative to the Deposits (hereinafter collectively referred to as the “Paper Items”). Purchaser shall bear all charges and costs imposed by the Federal Reserve in connection with reassignment of account number ranges for sorting the Paper Items. In the event the Federal Reserve fails or refuses to direct sort such Paper Items for delivery to Purchaser with the result that such Paper Items are presented to Seller, for a period of sixty (60) days following the Closing Date (the “Inclearing Period”), Seller shall continue to process and pay checks or drafts drawn on Deposits which are not intercepted by the FRB. By 8:00 p.m. Eastern Time of every banking day during the Inclearing Period, Seller shall transmit a list of inclearing items, setting forth the amount and the Seller account number of each item received by Seller for payment that day. Seller shall not perform any verification of items received which are written for amounts of less than $10,000.00; however, Seller shall review items written for amounts of $10,000.00 or above and contact Purchaser to determine that the items are properly payable and to verify that the maker’s signature matches that of the account holder of record as of the Closing Date. Seller shall return all of the foregoing items it determines not to be properly payable or for which it is unable to verify the signatures. No later than 1:00 p.m. Eastern Time of the next banking day after the list is received, Purchaser shall transmit by facsimile or e-mail a list to Seller of those items which are not to be paid, which Seller shall return unpaid, for the reason noted by Purchaser. Seller shall be held harmless and indemnified by Purchaser for acting in accordance with such instructions from Purchaser. Upon expiration of the Inclearing Period, Seller shall cease honoring inclearing items presented against the Deposits and such items shall be returned marked “Refer to Maker.” Magnetic tape or other written media will utilize the most recent account number designated by Seller for each of the Deposit Accounts. Seller and Purchaser shall settle amounts due under this Section 8.04(a) by wire transfer.

(b)	ACH Transactions. Seller shall provide to Purchaser no later than forty-five (45) days prior to the Closing Date, the customer name, customer account number and the originator, originator identification number and receiver for each ACH entry for the Deposit Accounts and shall further provide, within seven (7) days following the Closing Date, an updated list as of the close of business on the Closing Date. For a period of sixty (60) days following the Closing Date, Seller agrees to continue to accept and immediately forward to Purchaser all automated clearinghouse entries and corresponding funds. Seller also agrees to include the originator identification number, and Purchaser agrees to immediately notify and instruct the originator of the ACH to reroute the entries directly to Purchaser.

(c)	Over-the-Counter Returned Items. For a period of sixty (60) days following the Closing Date, Seller shall by facsimile or e-mail provide Purchaser with a list of over-the-counter returned items on the day they are received by Seller. Over-the-counter returned items are those items that are included within the Deposits transferred to Purchaser but that are returned unpaid to Seller after the Closing Date. By 11:00 a.m. Eastern Time on the next banking day, Purchaser shall notify Seller of any unacceptable returned items due to non-sufficient funds. On the same banking day Purchaser transmits the list, Seller shall send only items deemed acceptable by Purchaser, by overnight mail to Purchaser for “next banking day” delivery. On the same day, Purchaser shall transmit to Seller in immediately available funds by wire transfer, the sum of the accepted over-the-counter returned items.

(d)	Indemnification. Purchaser shall indemnify Seller pursuant to Article 9 of this Agreement for any Losses incurred by Seller, provided such Losses arise not as a result of Seller’ negligence but as a result of compliance by Seller with instructions from Purchaser pursuant to this Section 8.04 or as a result of the failure of Purchaser to instruct Seller to take action as required by this Section 8.04.

9.	GENERAL COVENANTS AND INDEMNIFICATION.

9.01	Information After Closing. For a period of seven (7) years following the Closing, upon written request of Seller, Purchaser shall provide Seller with reasonable access to, or copies of, information and records relating to the Branches which is in the possession or control of Purchaser reasonably necessary to permit Seller or any of its subsidiaries, successors or Affiliates to comply with or contest any applicable legal, tax, banking, accounting, or regulatory policies or requirements, or any legal or regulatory proceeding thereunder.

9.02	Confidentiality Obligations of Purchaser. From and after the date hereof, Purchaser shall, and shall cause its subsidiaries and Affiliates (for all purposes of this Section 9.02, including Purchaser’s and their respective directors, officers, employees and advisers) to, treat all information received from Seller concerning the business, assets, operations and financial condition of Seller (including, without limitation, the Branches), as confidential, unless and to the extent that Purchaser can demonstrate that such information was already known to Purchaser or such subsidiaries or Affiliates or in the public domain, and Purchaser shall, and shall cause its subsidiaries and Affiliates to, not use any such information (so required to be treated as confidential) for any purpose except in furtherance of the transactions contemplated hereby. The covenants of purchaser contained in this Section 9.02 are of the essence and shall survive any termination of this Agreement but shall terminate at the Closing with respect to any information that is limited to the Branches.

9.03	Confidentiality Obligations of Seller. From and after the date hereof, Seller shall, and shall cause its subsidiaries and Affiliates (for all purposes of this Section 9.03, including Seller’s and their respective directors, officers, employees and advisers) to, treat all information received from Purchaser concerning Purchaser’s business, assets, operations and financial condition as confidential, unless and to the extent Seller can demonstrate that such information was already known to Seller or such Affiliates or subsidiaries or in the public domain, and Seller shall, and shall cause its subsidiaries and Affiliates to, not use any such information (so required to be treated as confidential) for any purpose except in furtherance of the transactions contemplated hereby.

9.04	Indemnification by Seller. Subject to any limitations otherwise contained in this Agreement, Seller shall indemnify, hold harmless and defend Purchaser from and against (a) any breach by Seller of any representation or warranty contained herein, (b) all claims, losses, liabilities, demands and obligations, including reasonable attorney fees and expenses, arising out of any actions, suits or proceedings commenced prior to the Closing Date (other than proceedings to prevent or limit the consummation of this transaction) relating to Seller’s operations at the Branches, and (c) any claims related to any liabilities of the Branches not specifically assumed; and, except as otherwise provided in this Agreement, Seller shall further indemnify, hold harmless, and defend Purchaser from and against all claims, losses, liabilities, demands and obligations, including reasonable attorneys’ fees and expenses, real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable, and operating expenses (including salaries, rents and utility charges) incurred by Seller, prior to the Closing Date and which are claimed or demanded on or after the Closing Date, or which arise out of any actions, suits or proceedings commenced on or after the Closing Date and which relate to Seller’s operations or transactions at the Branches prior to the Closing Date.

9.05	Indemnification by Purchaser. Purchaser shall indemnify, hold harmless, and defend Seller from and against (a) any breach by Purchaser of any representation or warranty contained herein and (b) all claims, losses, liabilities, demands and obligations, including reasonable attorneys’ fees and expenses, real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable, and operating expenses (including salaries, rents and utility charges), which Seller may receive, suffer or incur in connection with operations and transactions occurring after the Closing Date and which involve the Branches, the Assets, or the liabilities assumed by Purchaser pursuant to this Agreement.

9.06	Claims for Indemnity.

(a)	A claim for indemnity under Section 9.04 or 9.05 of this Agreement may be made by the claiming party at any time prior to 24 months after the Closing Date, by the giving of written notice thereof to the other party. Such written notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made. In the event that any such claim is made within the prescribed period, the indemnity relating to such claim shall survive until such claim is resolved. Claims not made within such period shall cease and no indemnity shall be made therefore.

(b)	In the event that any Person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any liability, damage or loss to one party hereto of the kind for which such party is entitled to indemnification pursuant to Section 9.04 or 9.05 hereof, then, after written notice is provided by the indemnified party to the indemnifying party of such demand, claim or lawsuit, the indemnifying party shall have the option, at its cost and expense, to retain counsel for the indemnified party to defend any such demand, claim or lawsuit. In the event that the indemnifying party shall fail to respond within five calendar days after receipt of such notice of any such demand, claim or lawsuit, then the indemnified party may retain counsel and conduct the defense of such demand, claim or lawsuit as it may in its discretion deem proper, at the cost and expense of the indemnifying party. In effecting the settlement of any such demand, claim or lawsuit, an indemnified party shall act in good faith, shall consult with the indemnifying party and shall enter into only such settlement as the indemnifying party shall approve (the indemnifying party’s approval will be implied if it does not respond within ten calendar days of its receipt of the notice of such settlement offer).

9.07	Limitations on Indemnification. THE PARTIES SHALL HAVE NO OBLIGATIONS UNDER THIS ARTICLE 9 FOR ANY CONSEQUENTIAL LIABILITY, DAMAGE OR LOSS THE INDEMNIFIED PARTY MAY SUFFER AS THE RESULT OF ANY DEMAND, CLAIM OR LAWSUIT.

9.08	Solicitation of Customers by Purchaser Prior to Closing. At any time prior to the Closing Date, Purchaser will not, and will not permit any of its Affiliate banks to, conduct any marketing, media or customer solicitation campaign, or customer calling program which is specifically targeted to induce customers whose deposit account liabilities are to be assumed by Purchaser pursuant to this Agreement to open accounts with Purchaser prior to the Closing Date and/or to discontinue their account relationships with Seller, except: (i) as may occur in connection with advertising or solicitations directed to the public generally; or (ii) as may occur as a result of the solicitations by it or its Affiliate banks of deposits or loans from or to a major or statewide depositor such as, for example, a company with more than one location or state or federal government; or (iii) as may occur as a result of the solicitation by it or its Affiliate banks of deposits or loans outside of the county within which any Branch is situated; or (iv) as may occur as a result of any lending, deposit, trust, credit card or other banking relationship existing between Purchaser and such customer prior to the effective date of this Agreement.

9.09	Solicitation of Customers by Seller After Closing. On and after the Closing Date and ending on that date which is twenty-four (24) months after the Closing Date, Seller will not, and will not permit any of its Affiliate banks to, conduct any marketing, media or customer solicitation campaign which is specifically targeted to induce customers whose deposit account liabilities are assumed by Purchaser pursuant to this Agreement to discontinue their account relationships with Purchaser, except: (i) as may occur in connection with advertising or solicitations directed to the public generally; or (ii) as may occur as a result of the solicitations by it or its Affiliate banks of deposits or loans from or to a major or statewide depositor such as, for example, a company with more than one location or a local or state government; or (iii) as may occur as a result of the solicitation by it or its Affiliate banks of deposits or loans outside of the county within which any Branch is situated; or (iv) as may occur as a result of any lending, deposit, trust, credit card or other banking relationship existing prior to the Closing Date and attributable to or domiciled at any other branch offices or other facilities of it or its Affiliate banks which are not acquired by Purchaser pursuant to this Agreement; provided, however, that nothing herein shall prevent Seller or its respective Affiliate banks from forwarding to all depositors having Deposit Accounts at the Branches a notice of the transactions described in Section 8.02(c) and (f) of this Agreement or any notice required by any governmental agency or by any law, rule or regulation in connection with the Acquisition. Seller agrees not to operate a branch banking office or loan production office in any of the Ohio counties of Logan, Hardin, Allen or Auglaize until the expiration of the twenty-four month (24) month period but nothing herein shall prohibit Seller from acquiring a branch or loan production office through the merger of Seller and/or an Affiliate with, or the acquisition by Seller and/or an Affiliate of, a third party which has a branch or loan production office located in any of such counties.

9.10	Further Assurances. From and after the date hereof, each party hereto agrees to execute and deliver such instruments and to take such other actions as the other party hereto may reasonable request in order to carry out and implement this Agreement. Without limiting the foregoing, Seller agrees to execute and deliver such deeds, bills of sale, acknowledgements and other instruments of conveyance and transfer as shall be necessary and appropriate to vest in Purchaser the legal and equitable title to the Assets of Seller being conveyed to Purchaser hereunder, and to transfer to Purchaser the collateral, liens and security interests relating to the loans transferred to Purchaser hereunder. The covenants of each of the parties hereto pursuant to this Section 9.10 shall survive the Closing.

9.11	Right to Intervene. From and after the date hereof, in the event that any claim, protest, suit or other proceeding is instituted against Purchaser pursuant to or in connection with this Agreement, Seller shall have the right, at its discretion and expense, to intervene in such matter. The right of Seller to intervene pursuant to this Section 9.11 shall survive the Closing.

9.12	[Reserved]

10.	TERMINATION.

10.01	Termination by Mutual Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by the mutual written agreement of the parties upon a vote of a majority of the Board of Directors of each of Seller and Purchaser.

10.02	Termination by Seller. This Agreement may be terminated by Seller and the transactions contemplated hereby abandoned by Seller upon a vote of a majority of the Board of Directors of Seller;

(a)	[Reserved]; or

(b)	in the event of a material breach by Purchaser of this Agreement and such breach has not been cured by Purchaser by the earlier of 30 calendar days after the giving of notice to Purchaser of such breach or the Closing Date; or

(c)	in the event any of the conditions precedent specified in Section 6.01 of this Agreement has not been met as of the date required by this Agreement and, if not so met, has not been waived in writing by Seller, provided that Seller’s failure to perform an obligation in breach of its obligations under this Agreement was not the cause of, or did not result in, Purchaser’s failure to fulfill any such condition; or

(d)	in the event any regulatory approval required for consummation of the Acquisition is denied by the applicable regulatory authority or has not been received within six (6) months from the date of this Agreement.

10.03	Termination by Purchaser. This Agreement may be terminated and the transactions contemplated hereby abandoned by Purchaser upon a vote of a majority of the Board of directors of Purchaser:

(a)	[Reserved]; or

(b)	in the event of a material breach by Seller of this Agreement and such breach has not been cured by Seller by the earlier or 30 calendar days after the giving of the notice to Seller or such breach or the Closing Date; or

(c)	in the event any of the conditions precedent specified in Section 6.02 of this Agreement has not been met as of the date required by this Agreement and, if not so met, has not been waived in writing by Purchaser, provided that Purchaser’s failure to perform an obligation in breach of its obligations under this Agreement was not the cause of, or did not result in, Seller’s failure to fulfill any such condition; or

(d)	in the event any regulatory approval required for consummation of the Acquisition is denied by the applicable regulatory authority.

(e)	in the event of condemnation of the property or any material damage or destruction of either of the Branches.

10.04	Effect of Termination. In the event of termination pursuant to this Article 10, and except as otherwise stated herein, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate, provided that Sections 9.02, 9.03, 9.04, 9.05, 9.08, 9.09, 9.11, and 11.01 shall survive any such termination and the termination of this Agreement pursuant to this Article 10 shall not release any party hereto from any liability or obligation to the other party hereto arising from a breach of any provision of this Agreement occurring prior to the termination hereof.

11.	MISCELLANEOUS PROVISIONS.

11.01	Expenses. Except as and to the extent specifically allocated otherwise herein, each of the parties hereto shall bear its own expenses; provided, however, that in the event any governmental agency or taxing authority later determines that any sales or use tax, documentary stamp tax or other intangible tax should be assessed in connection with the Acquisition, which such taxes by statute or regulation would be imposed on or borne by the Purchaser in similar transactions, Purchaser agrees to pay all such taxes. The provision of this Section 11.01 relating to the payment of such expenses and taxes are of the essence and shall survive the Closing or the termination of this Agreement.

11.02	Certificates. All statements contained in any certificate delivered by or on behalf of Seller or Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties of the party delivering the Certificate by a duly authorized officer of such party.

11.03	Termination of Representations and Warranties. The respective express representations and warranties of Seller and Purchaser contained or referred to in this Agreement or in any Certificate, Schedule or other instrument delivered or to be delivered pursuant to this Agreement shall survive and continue for a period of two years after the Closing.

11.04	Transfer of Loans Without Recourse. Except as provided herein, the Loans and all interest of Seller in or to collateral securing the Loans, including, but not limited to, collateral held by Seller (and any notes, evidences of indebtedness, security instruments and other documents associated therewith) transferred to Purchaser pursuant to this Agreement shall be transferred without recourse and without any representations or warranties as to the collectability of any such Loans, the creditworthiness of any obligors or guarantors thereunder, or the value or adequacy of such collateral. Seller specifically disclaims any such representations and warranties, including any warranties implied by law. Seller further specifically disclaims any representations and warranties with respect to its knowledge, if any, concerning any bankruptcy or insolvency proceedings instituted or threatened with respect to any such obligor or guarantor. Purchaser hereby acknowledges and consents to all such disclaimers by Seller.

11.05	Limitation and Disclaimer of Representations and Warranties. Except as expressly stated in this Agreement, no party to this Agreement makes any representations or warranties to any other party hereto. Without limiting the foregoing, each party hereto specifically disclaims any and all representations and warranties not expressly stated in this Agreement, including, without limitation: (a) any representation or warranty implied by law; (b) any representation or warranty concerning the credit quality or collectability of any loan or other asset of the Branches; and (c) any representation or warranty concerning the amount of loans or deposits that the Branches will have at, or after the Closing or whether any customers of the Branches will remain customers of Purchaser after the Closing.

11.06	Waivers. Each party hereto, by written instrument signed by an officer of such party, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive, but only as affects the party signing such instrument: (a) any inaccuracies in the representations or warranties of the other party contained or referred to in this Agreement or in any document delivered pursuant hereto; (b) compliance with any of the covenants or agreements of the other party contained in this Agreement; (c) the performance (including performance to the satisfaction of a party or its counsel) by the other party of such of its obligations set out herein; and (d) satisfaction of any condition to the obligations of the waiving party pursuant to this Agreement.

11.07	Notices. Any notice or other communication required or permitted pursuant to this Agreement shall be effective only if it is in writing and delivered personally, by facsimile transmission, or by registered or certified return receipt mail, postage prepaid, addressed as follows:

If to Purchaser:	Liberty National Bank
100 East Franklin Street
Kenton, Ohio 43326
Attn.: William C. Carr, President

and

John C. Deal, Esq.
Kisor & Winkler LLC
555 City Park Avenue
Columbus, OH 43215

If to Seller:	The National Bank and Trust Company
48 N. South Street
Wilmington, Ohio 45177
Attention: John J. Limbert, President

and

Cynthia A. Shafer, Esq.
Vorys, Sater, Seymour and Pease LLP
Atrium Two, Suite 2000
221 East Fourth Street, P.O. Box 0236
Cincinnati, OH 45201-0236

or such other Person or address as any such party may designate by notice to the other party, and shall be deemed to have been given as of the date received.

11.08	Parties in Interest; Assignment; Amendment. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors, legal representatives and assigns, and no Person who is not a party hereto (or a successor or assignee of such party) shall have any rights or benefits under this Agreement, either as a third party beneficiary or otherwise. This Agreement cannot be assigned, and this Agreement cannot be amended or modified, except by a written agreement executed by the parties hereto or their respective successors or permitted assigns.

11.09	Headings. The headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.10	Terminology. The specific terms of art that are defined in various provisions of this Agreement shall apply through this Agreement (including, without limitation, each schedule hereto), unless expressly indicated otherwise. Unless expressly indicated otherwise in a particular context, the terms “herein,” “hereunder,” “hereto,” hereof and similar references refer to this Agreement in its entirety and not to specific Articles, Sections, Schedules or Subsections of this Agreement. Unless expressly indicated otherwise in a particular context, references in this Agreement to enumerated Articles, Sections and Subsections refer to designated portions of this Agreement (but do not refer to portions of any schedule unless such schedule is specifically referenced) and do not refer to any other document.

11.11	Flexible Structure. References in this Agreement to Federal or state laws or regulations, jurisdictions or chartering or regulatory authorities shall be interpreted broadly to allow maximum flexibility in consummating the transactions contemplated hereby in light of changing business, economic and regulatory conditions. Without limiting the foregoing, in the event Seller and Purchaser agree in writing to alter the legal structure of the Acquisition contemplated by this Agreement, references in this Agreement to such laws, regulations, jurisdictions and authorities shall be deemed to be altered to reflect the laws, regulations, jurisdictions and authorities that are applicable in light of such change.

11.12	Written Action. Any vote that is required to be taken, and any resolution that is required to be adopted, by or in connection with this Agreement may be taken or adopted pursuant to a written consent action (rather than pursuant to a formal meeting) adopted pursuant to applicable law, if and to the extent such written consent action is sufficient, pursuant to applicable law, to authorize, approve and document the matter or matters covered thereby.

11.13	Press Releases. Seller and Purchaser shall consult with each other concerning the form and substance of any press release or other public disclosure of any matters relating to this Agreement and shall mutually agree to the time and method for such disclosure; provided, however, that nothing in this Section 11.13 shall be deemed to prohibit any party hereto from making any disclosure which its legal counsel deems necessary in order to fulfill such party’s disclosure obligations imposed by law. Seller and Purchaser agree that no announcements to or communications with the Branch Employees shall be made before the Closing without the prior approval of Seller.

11.14	Entire Agreement. This Agreement supersedes any and all oral or written agreements and understanding heretofore made relating to the subject matter hereof. All Schedules, exhibits and appendices to this Agreement are incorporated into this Agreement by reference and made a part hereof.

11.15	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, without regard to its conflicts of laws provisions.

11.16	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

SELLER:

THE NATIONAL BANK AND TRUST COMPANY

By:	/s/ John J. Limbert
Its:	President & CEO

PURCHASER:

LIBERTY NATIONAL BANK

By:	/s/ William C. Carr
Its:	President & CEO

SCHEDULE 1.10

LIST OF BRANCH OFFICES

Common Name	Street	City	County	State
Ada	202 S. Main St.	Ada	Hardin	Ohio

Waynesfield	300 Westminster St.	Waynesfield	Auglaize	Ohio

1

SCHEDULE 2.02(a)

LIST OF OWNED REAL ESTATE

Branch Location	City	County	State
202 S. Main St.	Ada	Hardin	Ohio

300 Westminster St.	Waynesfield	Auglaize	Ohio

2

SCHEDULE 2.02(c)

LIST OF FURNITURE, FIXTURES, AND EQUIPMENT

(As of June 30, 2006)

Description	Purchase Price	Accum Depr.	Book Value
Furniture & Fixtures – Sabina Acquisition	$12,797.77	$12,797.77	$—
Signs & Wonders/Signs	3,748.16	2,320.28	1,427.88
Window Treatment-Graben Vertical Blinds	2,007.85	1,171.25	836.60
Norstan Phone System	4,522.52	3,994.89	527.63
Window Treatment-Wallcoverings	2,745.67	1,503.61	1,242.06
Roby Multi Stack Storage Equipment	2,694.68	2,021.00	673.68
Diebold ATM	26,309.30	12,841.46	13,467.84
Deibold ATM-Final Payment	3,074.90	1,844.94	1,229.96
Drive Thru Teller Drawer	7,391.56	176.00	7,215.56

	$65,292.41	$38,671.20	$26,621.21

3

SCHEDULE 2.02(e)

LOANS

(As of June 30, 2006)

		Adjustable vs. Fixed
Loan Type	Data	Adjustable	Fixed	Grand Total
Commercial & Industrial	Principal Balance	$31,072.85	$22,117.04	$53,189.89
	Number of Accounts	2	1	3

Commercial Real Estate	Principal Balance	24,138.29		24,138.29
	Number of Accounts	1		1

Home Equity Loans	Principal Balance	283,605.65	80,921.89	364,527.54
	Number of Accounts	18	3	21

Mortgage Loans	Principal Balance	991,910.38	3,116,975.53	4,108,885.91
	Number of Accounts	16	55	71

Personal Loans	Principal Balance		195,405.77	195,405.77
	Number of Accounts		35	35

Agricultural Production	Principal Balance	6,600.00		6,600.00
	Number of Accounts	11		11

Total Principal Balance		$1,337,327.17	$3,415,420.23	$4,752,747.40

Total Number of Accounts		38	94	132

4

SCHEDULE 2.03(b)

DEPOSIT LIABILITIES ASSUMED

(As of June 30, 2006)

Account Type	Attached Account Type Code	Sum of Attached Account Balance	Count of Account Number
DDA	404 405 407 500 501	$5,912,530.78 150,853.00 2,116.44 25,000.00 158,231.49	926 22 2 1 2

DDA Total		6,248,731.71	953

SAV	404 405 501	1,299,517.40 1,932.03 25,345.54	440 1 1

SAV Total		1,326,794.97	442

COD	0 404 405 501	2,775.10 12,722,050.37 181,711.16 61,897.52	3 704 9 1

COD Total		12,968,434.15	717

Grand Total		$20,543,960.83	2112

5

SCHEDULE 2.03(e)

OTHER LIABILITIES ASSUMED

That certain Repurchase Agreement with a governmental entity related to a Deposit Liability.

6

SCHEDULE 2.04(a)

EXCEPTIONS TO DEPOSIT LIABILITIES ASSUMED

None.

7

EXHIBIT 2.04(e)

FORM OF PRELIMINARY SETTLEMENT STATEMENT

(Pre-Closing Statement as of                     , 2006)

Cash due Purchaser for:
Deposit Liabilities (including accrued but unpaid or uncredited interest)

Repurchase Agreement

Pro rata real property taxes

Other prorated items

Total cash due Buyer

Cash due Seller for:
Real Estate located in Waynesfield, Ohio	$80,000
Real Estate located in Ada, Ohio

Premium for Deposit Liabilities

Net Book Value of Loans (including accrued and unpaid interest)

Fixed assets
Coins and Currency

Pro rata FDIC insurance

Other prorated items

Total cash due Seller

Cash Payment: net cash due (Buyer) (Seller)

8

Seller hereby approves the Closing Statement and acknowledges receipt of the total cash due Seller. Purchaser hereby approves the Closing Statement, acknowledges receipt of the net cash due Purchaser and assumes liability for payment of all taxes and other items as provided for in the Branch Purchase and Assumption Agreement between Seller and Purchaser dated as of July 25, 2006 (the “Agreement”). Seller and Purchaser agree to make subsequent adjustments to the extent necessary in accordance with Sections              and              of the Agreement.

THE NATIONAL BANK AND TRUST COMPANY

By:
Printed Name:
Title:
Date:

LIBERTY NATIONAL BANK

By:
Printed Name:
Title:
Date:

9

EXHIBIT 6.01(e)

CLOSING CERTIFICATE

LIBERTY NATIONAL BANK

Pursuant to Section              of that certain Branch Purchase and Assumption Agreement (the “Agreement”) dated as of                                          by and between LIBERTY NATIONAL BANK (“Purchaser”) and THE NATIONAL BANK AND TRUST COMPANY (“Seller”) relating to the acquisition of Seller’s Branches office located at 202 S. Main St., Ada, Ohio, and 300 Westminster St., Waynefield, Ohio defined and described in the Agreement, the undersigned hereby certifies to Seller on behalf of the Purchaser that:

1. The representations and warranties of Purchaser set forth in the Agreement are true and correct in all material respects on and as of this date with the same effect as though all such representations and warranties had been made on and as of this date.

2. Each and all of the covenants and agreements of Purchaser to be performed or complied with pursuant to the Agreement have been duly performed or complied with in all material respects by Purchaser or have been waived by Seller.

3. There is no litigation, investigation, inquiry or proceeding pending in or by any court or agency of any government or by any third party which presents a bona fide claim to restrain, enjoin or prohibit consummation of the transactions contemplated by the Agreement or which might result in divestiture or rescission in connection with such transactions nor, to the best of the undersigned’s knowledge, is any such litigation, investigation, inquiry or proceeding threatened.

IN WITNESS WHEREOF, Purchaser has caused this certificate to be executed in its name by its duly authorized officer as of this              day of                     , 2006.

LIBERTY NATIONAL BANK

By:
Printed Name:
Title:

10

SCHEDULE 6.02(f)

CLOSING CERTIFICATE

THE NATIONAL BANK AND TRUST COMPANY

Pursuant to Section              of that certain Branch Purchase and Assumption Agreement (the “Agreement”) dated as of                                          by and between LIBERTY NATIONAL BANK (“Purchaser”) and THE NATIONAL BANK AND TRUST COMPANY (“Seller”) relating to the acquisition of Seller’s Branches office located at 202 S. Main St., Ada, Ohio, and 300 Westminster St., Waynefield, Ohio defined and described in the Agreement, the undersigned hereby certifies to Seller on behalf of the Purchaser that:

1. The representations and warranties of Seller set forth in the Agreement are true and correct in all material respects on and as of this date with the same effect as though all such representations and warranties had been made on and as of this date.

2. Each and all of the covenants and agreements of Seller to be performed or complied with pursuant to the Agreement have been duly performed or complied with in all material respects by Seller or have been waived by Purchaser.

3. There is no litigation, investigation, inquiry or proceeding pending in or by any court or agency of any government or by any third party which presents a bona fide claim to restrain, enjoin or prohibit consummation of the transactions contemplated by the Agreement or which might result in divestiture or rescission in connection with such transactions nor, to the best of the undersigned’s knowledge, is any such litigation, investigation, inquiry or proceeding threatened.

IN WITNESS WHEREOF, Seller has caused this certificate to be executed in its name by its duly authorized officer as of this              day of                     , 2006.

THE NATIONAL BANK AND TRUST COMPANY

By:
Printed Name:
Title:

11

EXHIBIT 7.02(b)(1)

LIMITED WARRANTY DEED

                                                             , for valuable consideration paid, grant(s) with limited warranty covenants to Liberty National Bank, whose tax mailing address is                                                                          , the following described Real Estate:

Tract 1: Situated in the Village of Waynesfield, County of Auglaise and State of Ohio; Being Lot Number Thirty-Five (35) in Sproul Borothers Addition to the Village of Waynesfield, Ohio.

Tract II: Situated in the Village of Waynesfield, County of Auglaise and State of Ohio; Being the Southeast corner of Lot Three (3) of the Crown Hill Addition to the Village of Waynesfield, Ohio, and being further described as follows:

Beginning at the Southeast corner of Lot No. Three (3) as shown on the plat map of the Crown Hill Addition; thence North approximately 34 feet to a point; thence West approximately 9.5 feet to a point on the North side of the existing East-West sidewalk located on the said Lot No. Three (3); thence continuing West a distance of approximately 85 feet, more or less, to a point; thence South approximately 34 feet to a point on the North side line of West Mulberry Street; thence East along the North line of West Mulberry Street to the place of beginning.

Signed this              day of                     , 2006.

STATE OF OHIO

COUNTY OF

The foregoing instrument was acknowledged before me this              day of                     , 2006, by                                         .

Notary Public

This instrument was prepared by:

12

EXHIBIT 7.02(b)(2)

LIMITED WARRANTY DEED

                                         , for valuable consideration paid, grant(s) with limited warranty covenants to Liberty National Bank, whose tax mailing address is                                                                  , the following described Real Estate:

Tract I: Situated in the Village of Ada, County of Hardin and State of Ohio; Being In-Lot Number One (1) in A. Reams First Addition to the Village of Ada, Ohio.

Tract II: Situated in the Village of Ada, County of Hardin and State of Ohio; Being In-Lot Number Two (2) in A. Reams Addition to the Village of Ada, Ohio.

Signed this              day of                     , 2006.

STATE OF OHIO

COUNTY OF

The foregoing instrument was acknowledged before me this              day of                     , 2006, by                                         .

Notary Public

This instrument was prepared by:

13

EXHIBIT 7.02(d)

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, LIBERTY NATIONAL BANK, (the “Purchaser”), a national banking association organized under the laws of the United States and The National Bank and Trust Company (the “Seller”), a national banking association organized under the laws of the United States, are parties to a certain Branch Purchase and Assumption Agreement dated as of                      (the “Agreement”), pursuant to which the Seller has agreed to sell all furniture, fixtures, equipment except for teller terminals and personal computers, and all other assets located and used at its office and reflected on its books as provided for in the Agreement, and Purchaser has agreed to purchase such furniture, fixtures, equipment and assets:

NOW, THEREFORE, Seller for full consideration paid by Purchaser, the receipt of which is hereby acknowledged, does hereby grant, bargain, sell, transfer and deliver unto Purchaser certain assets of Seller as provided for in the Agreement in an “AS IS” condition as of the date noted herein.

TO HAVE AND TO HOLD the same unto Purchaser and its successors and assigns forever.

Seller hereby covenants to and with Purchaser that Seller is the sole owner of such furniture, fixtures and equipment, and all other assets reflected on its books as provided for in the Agreement, and that such assets are free and clear from any lien, encumbrance, or restriction of any kind or nature; and that Seller will warrant and defend the same against all lawful claims and demands whatsoever.

IN WITNESS WHEREOF, Purchaser and Seller have caused this Bill of Sale to be signed by their proper officers, this              day of                     , and shall be effective as of the “Closing Date” and at “Closing” as those terms are defined in and may be determined in accordance with the Agreement.

LIBERTY NATIONAL BANK

By:

THE NATIONAL BANK AND TRUST COMPANY

By:

14

EXHIBIT 7.02(f)

ASSIGNMENT OF MORTGAGES

FOR VALUE RECEIVED, THE NATIONAL BANK AND TRUST COMPANY, a national banking association with its principal office at                                                              , (“Assignor”) hereby sells assigns, transfers and sets over unto Liberty National Bank, a national banking association with its principal at 118 South Main Street, Ada, Ohio (“Assignee”) without recourse or warranty of any kind in law or in fact all of its right, title and interest in and to the following installment loans:

Together with all documentation as specified in the Branch Purchase and Assumption Agreement dated                                         .

This assignment is made by Assignor pursuant to the Branch Purchase and Assumption Agreement dated                                                       and executed by Assignor and Assignee.

IN WITNESS WHEREOF, the NATIONAL BANK AND TRUST COMPANY has executed this Assignment on this              of                                         .

Signed and acknowledged	THE NATIONAL BANK AND TRUST COMPANY
In the presence of:

By
Title
Print witness name

Print witness name

STATE	OF OHIO )

                                                                  )

COUNTY	OF )

BEFORE ME, a Notary Public in and for said County and State, personally appeared                                          as                                          of The National Bank and Trust Company, a national association who acknowledged that he did sign the foregoing instrument for and on behalf of said The National Bank and Trust Company, by authority of its Board of Directors, and that the same is the free act and deed of said The National Bank and Trust Company and the free act and deed of him personally as such officer.

15

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal, this              day of                                         .

NOTARY PUBLIC

THIS INSTRUMENT WAS PREPARED BY THE NATIONAL BANK AND TRUST COMPANY.

16

EXHIBIT 7.02(f)

ASSIGNMENT OF RIGHT, TITLE AND INTEREST

KNOW ALL MEN BY THESE PRESENTS THAT:

WHEREAS, LIBERTY NATIONAL BANK, (the “Purchaser”), a national banking association organized under the laws of the United States and THE NATIONAL BANK AND TRUST COMPANY (the “Seller”), a national banking association organized under the laws of the United States, are parties to a certain Branches Purchase and Assumption Agreement dated as of                                          (the “Agreement”), pursuant to which the Seller has agreed to sell certain loans (“Loans”) and other assets in existence as of the close of business on                                         ; and the Purchaser has agreed to purchase such Loans and other assets, upon the terms and conditions contained in the Agreement;

NOW, THEREFORE, Seller does hereby sell, assign and transfer to Purchaser for valuable consideration paid by Purchaser all of Seller’s right, title and interest in:

1.	The Loans as set forth in Section 2.02 of the Agreement.

2.	All the promissory notes, security agreements, mortgages, guarantees, security interests, pledges, assignments, certificates of title, insurance, and other collateral and security which are presently held by Seller to secure the Loans and to enforce the collectability of the loans.

3.	All the reports, files, correspondence, credit reports, payment records, loan and collateral documentation relating to the Loans.

4.	Such of the following records (in whatever form or medium currently maintained by Seller) pertaining to the Deposit Liabilities (as such term is defined in the Agreement) and accrued interest thereon of the Branches, assumed by Purchaser, as exist and are available:

(a)	signature cards, order and contracts between Seller and Branches depositors, and records of similar character;

(b)	canceled checks or negotiable orders of withdrawal representing charges to depositors;

(c)	a trial balance listing of records of evidence of account; and

(d)	other documents relating thereto in Seller’s possession and reasonably requested by Purchaser.

5.	All savings deposit accounts, certificates of deposit, demand deposit accounts, NOW accounts and other accounts set forth and described in the Agreement, and all contracts, agreements, documents, actions and other items and materials relating thereto.

6.	All safety deposit and safekeeping boxes located at the Branches (as such term is defined in the Agreement), all keys and other access devices relating thereto, and all leases, rental contracts, agreements, files, records, rights and other items and materials belonging or pertaining thereto.

Seller hereby warrants that Seller is the sole owner of the Loans and has not pledged or hypothecated any of its rights to the Loans, and that the conveyance of the Loans pursuant to this Assignment is otherwise made without recourse and without any other representations and warranties whatsoever.

Seller undertakes and agrees to take all reasonably necessary steps requested by Purchaser prior or subsequent to the Closing Date to cause the assignment to Purchaser of the Loans, promissory notes, security agreements, mortgages, guarantees, security interests, pledges, assignments, certificates of title, insurance and other

17

collateral and security held by Seller. Upon the request of Purchaser, Seller will execute, in connection with the Loans, Uniform Commercial Code financing statement assignments, assignments of all certificates of title, and recordable assignments of all real estate mortgages.

Pursuant to the Agreement and this Assignment, Seller is selling and assigning and Purchaser is purchasing and receiving, certain assets of the Branches in existence as of the close of business on                                         .

This Assignment has been executed and delivered, and shall be effective on the “Closing Date” and at “Closing” as those terms are defined in and may be determined in accordance with the Agreement.

IN WITNESS WHEREOF, Purchaser and Seller have caused this Assignment to be signed by their proper officers, this              day of                                         .

LIBERTY NATIONAL BANK

By:

THE NATIONAL BANK AND TRUST COMPANY

By:

18

EXHIBIT 7.02(i)

ASSIGNMENT, TRANSFER AND APPOINTMENT OF SUCCESSOR

CUSTODIAN

FOR INDIVIDUAL RETIREMENT ACCOUNTS

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, LIBERTY NATIONAL BANK, (the “Purchaser”), a national banking association organized under the laws of the United States and THE NATIONAL BANK AND TRUST COMPANY (the “Seller”), a national banking association organized under the laws of the United States, are parties to a certain Branches Purchase and Assumption Agreement dated as of                                          (the “Agreement”), pursuant to which the Seller has agreed to sell and Purchaser has agreed to assume Seller’s Individual Retirement Accounts (“IRAs”), and Purchaser has agreed to assume such IRAs upon the terms and conditions contained in the Agreement;

NOW, THEREFORE, Seller does hereby sell, assign and transfer to Purchaser for valuable consideration paid by Purchaser of all Seller’s right, title and interest in:

1.	All of the IRAs;

2.	All the records, files, correspondence and documentation relating to the IRAs.

Purchaser hereby represents that it has provided Seller’s IRA customers with Purchaser’s Master Individual Retirement Plan and Custodial Account Agreement, and that Purchaser will assume the responsibilities as Successor Custodian.

Seller hereby appoints Purchaser Successor Custodian and transfers and assigns said IRAs to Purchaser.

IN WITNESS WHEREOF, Purchaser and Seller have caused this Assignment to be signed by their proper officers, this              day of                                         .

LIBERTY NATIONAL BANK

By.

THE NATIONAL BANK AND TRUST COMPANY

By:

19

EXHIBIT 7.03(a)

INSTRUMENT OF ASSUMPTION

KNOW ALL MEN BY THESE PRESENTS THAT:

WHEREAS, THE NATIONAL BANK AND TRUST COMPANY (the “Seller”), a LIBERTY NATIONAL BANK banking              organized under the laws of                      and                      (the “Purchaser”), a                      banking                      organized under the laws of the                     , are parties to a certain Branch Purchase and Assumption Agreement dated                     , 2006 (the “Agreement”), pursuant to which, for the consideration and upon other terms and conditions therein prescribed, the Seller is this day transferring, conveying, assigning and delivering to the Purchaser certain of Seller’s Assets described therein and relating to those certain branch offices of the Seller located as indicated on Schedule A hereto (the “Branch”); and

WHEREAS, the Agreement requires that, in connection with the transfer, assignment, conveyance and delivery to the Purchaser of such Assets, the Purchaser shall assume, discharge, and pay certain Deposit Liabilities and other liabilities and obligations of the Seller; and

NOW THEREFORE, in consideration of the premises and in accordance with the provisions of the Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Purchaser hereby agrees to assume, and to fully, timely and faithfully honor, perform, discharge and pay, as appropriate to the context, the following duties, liabilities and obligations of the Seller:

(a)	All of the Deposit Liabilities of the Branches (subject to any exceptions referenced in Schedule A attached hereto), together with all accrued interest, attributed on the records of the Seller to the Branches at the close of business on the date hereof.

(b)	That certain Repurchase Agreement .

(c)	All of the other liabilities and obligations of Seller, if any, but only to the extent attributable to the Assets sold, assigned or transferred to Purchaser by Seller pursuant to the Agreement and only to the extent arising by reason of Purchaser’s use or ownership of such Assets from and after the date hereof.

The execution and acknowledgement of this Instrument shall not be deemed to be waiver of any rights or obligations of any party to the Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be executed on its behalf by its duly authorized officers and its corporate seal to be affixed hereto, this              day of                     , 2006.

(Seal)		LIBERTY NATIONAL BANK

By:
Attest:		Its:
Secretary or Assistant Secretary

This instrument is hereby accepted by the Seller pursuant to the terms and conditions of the Agreement

20

(Seal of Bank)		THE NATIONAL BANK AND TRUST COMPANY

By:
Attest:		Its:
Secretary or Assistant Secretary

STATE	OF
COUNTY	OF SS:

The foregoing instrument was acknowledged before me this              day of                     , 2006, by                     , as                      of Liberty National Bank, a national banking association, on behalf of the Liberty National Bank.

(Seal of Notary)
Notary Public, State of

My Commission Expires:

STATE	OF
COUNTY	OF SS:

The foregoing instrument was acknowledged before me this              day of                     , 2006, by                     , as                      of The National Bank and Trust Company, a national banking association, on behalf of The National Bank and Trust Company.

(Seal of Notary)
Notary Public, State of

My Commission Expires:

21

EXHIBIT 7.04(d)

FORM OF FINAL SETTLEMENT STATEMENT

(Post-Closing Statement as of                     , 2006)

Cash due Purchaser for:
Deposit Liabilities (including accrued but unpaid or uncredited interest)

Repurchase Agreement

Pro rata real property taxes

Other prorated items

Total cash due Buyer

Cash due Seller for:
Real Estate located in Waynesfield, Ohio		$80,000
Real Estate located in Ada, Ohio

Premium for Deposit Liabilities

Net Book Value of Loans (including accrued and unpaid interest)

Fixed assets
Coins and Currency

Pro rata FDIC insurance

Other prorated items

Total cash due Seller

Final Payment Amount	$
Less: Cash Payment at Closing

Net Payment to (from) Seller	$

Seller hereby approves the Closing Statement and acknowledges receipt of the total cash due Seller. Purchaser hereby approves the Closing Statement, acknowledges receipt of the net cash due Purchaser and assumes liability for payment of all taxes and other items as provided for in the Branch Purchase and Assumption Agreement between Seller and Purchaser dated as of             , 2006 (the “Agreement”).

THE NATIONAL BANK AND TRUST COMPANY

By:
Printed Name:
Title:
Date:

LIBERTY NATIONAL BANK

By:
Printed Name:
Title:

Date: